An Offering Statement pursuant to Regulation A relating to these securities has been filed with Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The company may elect to satisfy its obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of the company’s sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED MARCH 18, 2022

Rebrain.ai Inc.

 1330 Orange Avenue, Suite 322
Coronado, CA 92118

https://rebrain.ai

UP TO 12,450,000 SHARES OF PREFERRED STOCK

UP TO 12,450,000 SHARES OF COMMON STOCK INTO WHICH THE PREFERRED STOCK MAY CONVERT*

 SEE “SECURITIES BEING OFFERED” AT PAGE 27

MINIMUM INVESTMENT: $300

Preferred Shares	Price to Public	Placement Agent Discounts and Commissions**		Proceeds to Issuer Before Expenses***
Per share	$4.00	$	N/A	$4.00
Total maximum	$49,800,000	$	N/A	$49,800,000

*The Preferred Stock is convertible into shares of Common Stock of the company upon the occurrence of certain events, such as the IPO of the company. The total number of shares of the Common Stock into which the Preferred Stock may be converted will be determined by dividing the original issue price per share by the conversion price per share. See “Securities Being Offered.”

**We have not engaged any placement agent or underwriter in connection with this offering. To the extent that we do so, we will file a supplement to the Offering Statement of which this Offering Circular is a part.

*** Does not include expenses of the offering. See “Use of Proceeds” and “Plan of Distribution.”

The company expects that the amount of expenses of the offering that it will pay will be approximately $1,000,000 not including commissions or state filing fees.

The company entered into an agreement with FundAthena, Inc., d/b/a Manhattan Street Capital (“Manhattan Street Capital”) in connection with the use of its online platform for this offering. Under that agreement, the company will pay Manhattan Street Capital fees of (1) $90,000 in cash as a project management retainer fee, plus ten-year cashless exercise warrants to purchase the same value of Preferred Stock at an exercise price of $4.00 per share, or 22,500 shares of Preferred Stock, (2) $5,000 per month while the offering is live for investment or reservations, including any “testing the waters,” plus ten-year cashless exercise warrants to purchase the same value Preferred Stock at an exercise price of $4.00 per share, and (3) a technology and administration fee of $25 per investor, in cash, paid by the company when each investor deposits funds into the escrow account plus ten-year cashless exercise warrants to purchase the same value of Preferred Stock at an exercise price of $4.00 per share. See “Plan of Distribution – Online Platform.” The total number of warrants and underlying shares of Preferred Stock issuable pursuant to clauses (2) and (3) above will not be determined until the offering is terminated. None of the shares of Preferred Stock issuable upon the exercise of warrants issued to Manhattan Street Capital are included in the 12,450,000 shares being offered by the company.

The company has engaged Prime Trust, LLC as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors and may hold a series of closings at which we receive the funds from the escrow agent and issue the securities to investors.  The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is three years from this offering being qualified by the United States Securities and Exchange Commission (the “Commission”), or (3) the date at which the offering is earlier terminated by the company in its sole discretion. The company may undertake one or more closings on a rolling basis and, after each closing, funds tendered by investors will be available to the company.

The offering is being conducted on a “best-efforts” basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 6.

Sales of these securities will commence on approximately _______, 2022.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “Rebrain,” “Rebrain.ai,” ”we,” “us” or “the company” refers to Rebrain.ai Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

As an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

∙	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

∙	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

∙	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

∙	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

∙	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

∙	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

SUMMARY

Our Company

Rebrain.ai is an AI-driven Quantitative Trading firm active in the digital asset markets. The company was incorporated on February 27, 2017 in Delaware. Rebrain operates as a proprietary trading firm and trades financial products for its own account in digital assets trading markets. The company doesn’t have any clients, does not provide direct investment services and currently only trades Bitcoin.

As a financial technology company, Rebrain.ai intends to generate profits through a scientific approach. Using our proprietary trading platform, we provide competitive prices which aim to improve trade efficiency and to create value from efficiencies for independent end investors in the digital markets. Rebrain.ai simultaneously quotes bid (buy) and ask (sell) prices for Bitcoin using its technology and trading on the Kraken digital asset trading platform. The company currently only engages in Bitcoin trading on Kraken. We do not intend to expand to digital currencies other than Bitcoin in the next 12 months. If we were to add other digital assets, we would limit such assets to those that are not securities. Investors should note that the company does not have a formal agreement with Kraken or any other digital asset trading platform.

The Offering

Securities offered*:	Maximum of 12,450,000 shares of Preferred Stock and Maximum of 12,450,000 shares of Common Stock into which the Preferred Stock may convert.

Voting Common Stock outstanding before the offering (1)	50,000,000
Total Number of Voting Common Stock Authorized	62,500,000
Preferred Stock outstanding before the offering:	50,000 shares

Use of proceeds:	The net proceeds of the offering will be used as trading capital. We will use this trading capital to scale up our trading volume in the digital asset markets. The trading capital is the fuel of our activity. The higher the amount of trading capital, the more investors we can serve and the more revenues and profits we can potentially generate. We also intend to use the proceeds to expand into other digital asset trading platforms beyond Kraken, if we raise sufficient capital to do so. Other platforms we may potentially join include Binance, Coinbase and Gemini. We do not currently have any formal agreement with Kraken or any other trading platforms. We do not intend to expand to digital currencies other than Bitcoin in the next 12 months.

(1)	Does not include shares of Common Stock into which the Preferred Stock may convert. See “Securities Being Offered” for details.

*If the maximum number of shares are sold in this offering, on an as converted basis, Sylvain Morel and Sebastien Robert will each retain 47.62% of voting power for a total of 95.24%.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We are an early-stage company with a limited operating history.
●	New or different regulations governing digital assets may have a material impact on our ability to operate our business.
●	We may not have enough capital as needed and may be required to raise more capital and the terms of subsequent financings may adversely impact your investment.
●

Our revenues and profitability depend on trading volume and volatility in the digital asset markets in which we operate, and therefore are subject to factors beyond our control, are prone to significant fluctuations and are difficult to predict.

●	We may incur losses in our trading activities and our execution services businesses due to failures of our customized trading platform, due to market risk or from a lack of perfect information.
●	Our company is subject to regulations in the U.S., and our foreign subsidiaries are subject to regulations abroad, in each case covering all aspects of their business.
●	We face substantial competition and other competitive dynamics which could harm our financial performance.
●	Our reliance on our computer systems and software could expose us to material financial and reputational harm if any of our computer systems or software were subject to any material disruption or corruption.
●	We may be exposed to existing or planned regulations of digital assets in secondary markets.
●	The prices of digital assets are extremely volatile. Fluctuations in the price of digital assets generally could materially and adversely affect our business.
●	In the event we expand our operations into additional digital assets in the future, we will need to expend resources on determining the status of those assets as securities, and if our determination is wrong, we will expose the company to significant regulatory risks.

●	The price of Bitcoin is extremely volatile. Fluctuations in the price of Bitcoin and digital assets generally could materially and adversely affect our business.
●	Our business may be harmed by computer and communication systems malfunctions, failures and delays.
●	Investors will be exposed to volatility, fragmentation, potential for manipulation and general lack of regulation of the secondary markets in which digital assets trade.
●	The company is not currently required to register with the CFTC, however regulatory changes or interpretations could obligate the company to comply with new regulations including CFTC regulations, resulting in additional expenses or a ceasing of our activities.
●	We do not currently have intellectual property and we may be unable to register or adequately protect our intellectual property interests in the future. We may also be found infringing on intellectual property interests of others.
●	We may be impacted by the worldwide economic downturn due to the COVID-19 pandemic.

RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to our Business

We are an early-stage company with a limited operating history. Our company was formed on February 27, 2017 in Delaware as a non-stock corporation and only recently converted to a stock corporation. Accordingly, we have a limited history upon which an investor can evaluate our performance and future prospects. The company has a short history, no customers, and limited revenue. Our current and proposed operations are subject to all business risks associated with new enterprises. These include likely fluctuations in operating results as we react to developments in our markets, difficulty in managing our growth and the entry of competitors into the market. We have been profitable to date, however our financial statements do not necessarily reflect our operating revenues going forward. We cannot assure you that we will continue to be profitable in the foreseeable future or generate sufficient profits to pay dividends to the holders of the shares.

New or different regulations governing digital assets may have a material impact on our ability to operate our business. The regulatory environment governing digital assets is relatively new and changing rapidly. For example, the Commission views some digital assets as securities requiring registration under the Securities Act. Digital assets may also be subject to commodities laws, trade sanctions, and banking laws, among others. In addition, the US Internal Revenue Service has provided guidance on taxing income from digital asset trading and intends to explore additional measures, which may impact the company’s income and results in the United States. While we currently restrict our trading activities in the United States to digital assets that are designed in conformity with the Commission’s no action letter guidance and other applicable rules and regulations as they exist today, changes to the regulatory environment affecting our business could materially impair our ability to operate our business profitability or at all.

We may not have enough capital as needed and may be required to raise more capital and the terms of subsequent financings may adversely impact your investment. We anticipate needing access to credit in order to support our working capital requirements as we grow. Although interest rates are low, it is still a difficult environment for obtaining credit on favorable terms. If we cannot obtain credit when we need it, we may issue debt or equity securities to raise funds, modify our growth plans, or take some other action. Interest on debt securities could increase costs and negatively impact operating results and convertible debt securities could result in diluting your interest in the company. Issuance of additional classes of preferred stock, in addition to diluting your interests in the company, may be done on terms more advantageous to those investors than to the holders of shares of the Preferred Stock in this offering. If we are unable to find additional capital on favorable terms, then it is possible that we will choose to cease our business activity. Even if we are not forced to cease our sales activity, the unavailability of capital could result in our performing below expectations, which could adversely impact the value of your investment.

Our revenues and profitability depend on trading volume and volatility in the digital asset markets in which we operate, and therefore are subject to factors beyond our control, are prone to significant fluctuations and are difficult to predict. Our revenues and profitability depend in part on the level of trading activity of digital asset products on trading platforms and other trading venues in the U.S. and abroad, which are directly affected by factors beyond our control, including economic and political conditions, emergencies and pandemics, broad trends in business and finance and changes in the markets in which such transactions occur. Weaknesses in the markets in which we operate, including economic slowdowns in recent years, have historically resulted in reduced trading volumes for us. Declines in trading volumes generally result in lower revenues and transaction volume. Lower levels of volatility generally have the same directional impact. Declines in market values of digital assets can also result in illiquid markets, which can also result in lower revenues and profitability from  transaction execution activities.

Lower price levels of digital assets, as well as compressed bid/ask spreads, which often follow lower pricing, can further result in reduced revenues and profitability. These factors can also increase the potential for losses on digital assets held in inventory and failures of buyers and sellers to fulfill their obligations and settle their trades, as well as claims and litigation. Declines in the trading activity of institutional or “buy-side” market participants may result in lower revenue and/or diminished opportunities for us to make profits from execution activities. Any of the foregoing factors could have a material adverse effect on our business, financial condition, results of operations and cash flows. In the past, our revenues and operating results have varied significantly from period to period due primarily to movements and trends in the underlying markets and to fluctuations in trading volumes and volatility levels. As a result, period to period comparisons of our revenues and operating results may not be meaningful, and future revenues and profitability may be subject to significant fluctuations or declines.

We may incur losses in our trading activities and our execution services businesses due to failures of our customized trading platform, due to market risk or from a lack of perfect information. The success of our business is substantially dependent on the accuracy and performance of our customized trading platform, which evaluates and monitors the risks inherent in our trading strategies business, assimilates market data and reevaluates our outstanding quotes and positions continuously throughout the trading day. Our strategies are designed to automatically rebalance our positions throughout the trading day to manage risk exposures on our positions. Flaws in our strategies, order management system, risk management processes, latencies or inaccuracies in the market data that we use to generate our quotes, or human error in managing risk parameters or other strategy inputs, may lead to unexpected and unprofitable trades, which may result in material trading losses and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our revenues are derived from our trading as principal in our role as a trader on digital asset trading platforms and markets. We may incur trading losses relating to these activities since each primarily involves the purchase, sale or short sale of digital assets, futures and other financial instruments for our own account. In any period, we may incur significant trading losses for a variety of reasons, including price changes, performance, size and volatility, lack of liquidity in digital assets in which we have positions. Furthermore, we may from time to time develop large position concentrations in a single digital asset such as we currently do in Bitcoin, which would result in the risk of higher trading losses than if our concentration were lower.

These risks may limit or restrict, for example, our ability to either resell digital assets we have purchased or to repurchase the ones we have sold.

As we trade in digital assets, we attempt to derive a profit from bid/ask spreads. However, competitive forces often require us to match or improve upon the quotes that other traders display, thereby narrowing bid/ask spreads, and to hold long or short positions in digital assets. We may at times trade with others who have information that may be more accurate or complete than the information we have, and as a result we may accumulate unfavorable positions preceding large price movements in a given digital asset. We cannot assure you that we will be able to manage these risks successfully or that we will not experience significant losses from such activities, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our risk management activities related to our on-exchange bid-ask trading strategies utilize a four-pronged approach, consisting of strategy lockdowns, centralized strategy monitoring, aggregate exposure monitoring and operational controls. In particular, messages that leave our trading environment first must pass through a series of preset risk controls or “lockdowns” that are intended to minimize the likelihood of unintended activities. In certain cases, this layer of risk management, which adds a layer of latency to our process, may limit our ability to profit from acute volatility in the markets. This would be the case, for example, where a particular strategy being utilized by one of our traders is temporarily locked down for generating revenue in excess of the preset risk limit. Even if we are able to quickly and correctly identify the reasons for a lockdown and quickly resume the trading strategy, we may limit our potential upside as a result of our risk management policies.

We face substantial competition and other competitive dynamics which could harm our financial performance. Revenues from our trading activities depend on our ability to offer to buy and sell digital assets at prices that are attractive and represent the best bid and/or offer in a given digital asset at a given time. To attract order flow, we compete with other firms not only on our ability to trade at competitive prices, but also on other factors such as order execution speed and technology. Across our business could be adversely impacted by competitive dynamics across the industry, including but not limited to consolidation in the digital asset trading industry.

Many of our competitors are more established than we are and generate revenues far in excess of our current revenues. Our competitors include registered traders, as well as unregulated or lesser-regulated trading and technology firms that also compete to provide trading and execution services in digital assets. Our competitors range from sole proprietors with very limited resources to highly sophisticated groups, hedge funds, well-capitalized broker-dealers and proprietary trading firms or other traders that have substantially greater financial and other resources than we do. These larger and better capitalized competitors may be better able to respond to changes in the digital assets markets, to compete for skilled professionals, to finance acquisitions, to fund internal growth, to manage costs and expenses and to compete for market share generally. In addition, we may in the future face enhanced competition from new market participants that may also have substantially greater financial and other resources than we do, which may result in compressed bid/ask spreads in the marketplace that may negatively impact our financial performance. Moreover, current and potential competitors may establish cooperative relationships among themselves or with third parties or may consolidate to enhance their services and products. The trend toward increased competition in our business is expected to continue, and it is possible that our competitors may acquire increased market share. Increased competition or consolidation in the marketplace could reduce the bid/ask spreads on which our business and profitability depend. As a result, there can be no assurance that we will be able to compete effectively with current or future competitors, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our reliance on our computer systems and software could expose us to material financial and reputational harm if any of our computer systems or software were subject to any material disruption or corruption. We rely significantly on our computer systems and software to receive and properly process internal and external data and utilize such data to generate orders and other messages. A disruption or corruption of the proper functioning of our computer systems or software could cause us to make erroneous trades or result in other negative circumstances, which could result in material losses or reputational harm. We cannot guarantee that our efforts to maintain competitive computer systems and software will be successful. Our computer systems and software may fail or be subject to bugs or other errors, including human error, resulting in service interruptions or other unintended consequences. If any of these risks materialize, they could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be indirectly exposed to risks related to storage or custody of keys granting access to digital assets. We are not currently directly exposed to custody risks related to digital assets because we hold such assets for a limited period of time during trading and we do not hold such assets on behalf of third parties. However, we could be indirectly exposed to market disruptions should custodians of digital assets in the markets we trade in be negatively impacted by unpredicted market events such as cyberattacks or computer meltdowns or other disruptions. Our investors may also be negatively impacted if we are negatively impacted by events related to storage or custody of the private keys granting access to the digital assets, such as the threat of a cybersecurity breach.

We may be exposed to existing or planned regulations of digital assets in secondary markets. The regulatory environment for the secondary trading of digital assets is rapidly evolving. For example, in a speech on December 2, 2021, the Commission’s Chair stated that the there was only a remote probability that the typical digital asset trading platform in the U.S. does not list at least some digital assets which it would consider securities and that those trading platforms that list securities must either register with the Commission or meet an available exemption. If Kraken and other secondary markets on which we currently trade Bitcoin or on which we may in the future trade other digital assets have to become registered with the Commission as national securities exchanges, these markets may be constrained in their operating models or may not be able to continue to operate at all, in either case adversely impacting our business or resulting in our having to make changes to our business model.

In addition, a number or legislative initiatives have been introduced into Congress in the last 18 months which could impact the secondary trading of digital assets. These include the Securities Clarity Act (H.R. 4451) and the Digital Asset Market Structure and Investor Protection Act (H.R.4741). If the Commission requires secondary markets in digital assets to be treated as either registered or exempt securities exchanges or if these or other legislative measures are adopted by Congress and become law, we may have to reevaluate how our business is structured, what new regulatory approvals we may need (including, potentially being required to register as a broker-dealer with FINRA), and what formal and informal capital requirements we may need to meet, all of which could adversely impact our business or profitability. In addition, developments in the regulation of digital asset markets outside of the United States could also impact our business, including in particular, the proposed Markets in Crypto-assets regulation in the European Union (known as MiCAR).

In the meantime, our company and our investors are exposed to risks due to the volatility, fragmentation, potential for manipulation and general lack of regulation of the secondary markets in which digital assets trade and including any resulting liquidity, valuation and earnings challenges the company may face.

In the event we expand our operations into additional digital assets in the future, we will need to expend resources on determining the status of those assets as securities, and if our determination is wrong, we will expose the company to significant regulatory risks. We currently only trade Bitcoin. In the event that we expand our operations to include other digital assets, which we do not intend to do within the next 12 months, we will first assess whether such assets are deemed to be securities under federal and state securities laws, as described in ”The Company’s Business – Operating Plan, Roll-out and Future Operations.” That analysis in itself is likely to involve considerable expenditure of management attention and legal fees. With respect to many types of digital assets, there is uncertainly as to their status, and regulatory rulings, legislation, or litigation could affect our conclusions as to the assets’ status at any time. Any determination we make may be subject to challenge by regulators or private litigants, and such determination will inherently be a risk-based judgment by the company and not a legal standard or determination binding on any regulatory body or court. Our process for determination, as described under below relies on the experience, knowledge, and judgment of our legal advisers. If we, advised by counsel, decide to transact in assets that we believe not to be securities but are determined by regulators or courts to be securities, doing so could have a material adverse impact on our business. For example, in holding such assets, we could trigger the registration requirements of the Investment Company Act of 1940. Or in executing trades in such assets we could be deemed to be acting as a broker-dealer required to register as such under the Securities Exchange Act of 1934. Failure to comply with such statutes could result in regulatory action against us that could adversely affect our business or result in being unable to operate at all.

In limited circumstances, we may be exposed to events on the underlying blockchain, such as "forks" and "airdrops. We generally hold Bitcoin only for a limited period of time and the timing of events like forks and airdrops are usually known ahead of time in digital asset markets. We are typically able to predict such events and avoid opening any positions during these periods. However, should these events occur while we are holding Bitcoin, we may be unable to trade and out business could be adversely affected.

The company does not have any formal agreements in place with the digital platform Kraken through which it currently trades or any other digital platforms. The company does not have any formal agreements in place with the Kraken trading platform or any other trading platforms. There is no guarantee that we will be able to continue trading on Kraken indefinitely or that we will be able to come to agreements with other trading platforms. The loss of our access to Kraken could negatively affect our Bitcoin trading and income and hurt the value of our securities.

We are dependent on our information systems, which may be vulnerable to cyber-attacks or other events. Our operations are dependent on our information systems and the information collected, processed, stored, and handled by these systems. Our information systems are subject to damage or interruption from power outages, facility damage, computer and telecommunications failures, computer viruses, security breaches, including credit card or personally identifiable information breaches, coordinated cyber-attacks, vandalism, catastrophic events and human error. Any significant disruption or cyber-attacks on our information systems, particularly those involving confidential information being accessed, obtained, damaged, or used by unauthorized or improper persons, could harm our reputation and expose us to regulatory or legal actions and impair our ability to operate our business and our financial results.

Our company is subject to regulations in the U.S., and our foreign subsidiaries are subject to regulations abroad, in each case covering all aspects of their business. Our mode of operation and profitability may be directly affected by additional legislation and changes in rules promulgated by various domestic and foreign government agencies and self-regulatory organizations (“SROs”) that oversee our businesses, as well as by changes in the interpretation or enforcement of existing laws and rules, including the potential imposition of additional capital and margin requirements and/or transaction taxes. While we endeavor to timely deliver required annual filings in all jurisdictions, we cannot guarantee that we will meet every applicable filing deadline globally. Noncompliance with applicable laws or regulations could result in sanctions being levied against us, including fines, penalties, disgorgement and censures, suspension or expulsion from a certain jurisdiction, SRO or market. Noncompliance with applicable laws or regulations could also negatively impact our reputation, prospects, revenues and earnings. In addition, changes in current laws or regulations or in governmental policies could negatively impact our operations, revenues and earnings.

Fluctuations in currency exchange rates could negatively impact our earnings. A certain portion of our business may be conducted in currencies other than the U.S. dollar, and changes in foreign exchange rates relative to the U.S. dollar can therefore affect the value of our non-U.S. dollar net assets, revenues and expenses. Although we closely monitor potential exposures as a result of these fluctuations in currencies, and where cost-justified we adopt strategies that are designed to reduce the impact of these fluctuations on our financial performance but there can be no assurance that we will be successful in managing our foreign exchange risk. Our exposure to currency exchange rate fluctuations will grow if the relative contribution of our operations outside the U.S. increases. Any material fluctuations in currencies could have a material effect on our financial condition, results of operations and cash flows.

Fluctuations in the value of Bitcoin-EUR and Bitcoin-USD cryptocurrency pairs may negatively impact our earnings. In the course of our trading activities, we buy and sell Bitcoin in different currency pairs to optimize our trading efficiency, as described in “The Company’s Business – Market Strategy.” Our management decides which currencies to trade in, and this process involves judgements as to future exchange rates. Unexpected changes and disruptions in the value of the different currency pairs or any misjudgments by our management in making these decisions may impact our trading income negatively.

Our business may be harmed by computer and communication systems malfunctions, failures and delays. Our business activities are heavily dependent on the integrity and performance of the computer and communications systems supporting them. Our systems and operations are vulnerable to damage or interruption from human error, software bugs and errors, electronic and physical security breaches, natural disasters, economic or political developments, pandemics, weather events, power loss, utility or internet outages, computer viruses, intentional acts of vandalism, war, terrorism and other similar events. Extraordinary trading volumes or other events could cause our computer systems to operate in ways that we did not intend, at an unacceptably low speed or even fail. While we have invested significant amounts of capital to upgrade the capacity, reliability and scalability of our systems, there can be no assurance that our systems will always operate properly or be sufficient to handle such extraordinary trading volumes. Any disruption for any reason in the proper functioning or any corruption of our software or erroneous or corrupted data may cause us to make erroneous trades or suspend our services and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Although our systems and infrastructure are generally designed to accommodate additional growth without redesign or replacement, we may need to make significant investments in additional hardware and software to accommodate growth. Failure to make necessary expansions and upgrades to our systems and infrastructure could not only limit our growth and business prospects but could also cause substantial losses and have a material adverse effect on our business, financial condition, results of operations and cash flows.

Since the timing and impact of disasters and disruptions are unpredictable, we may not be able to respond to actual events as they occur. Business disruptions can vary in their scope and significance and can affect one or more of our facilities. These disruptions may occur as a result of events that affect only our buildings or systems or those of such third parties, or as a result of events with a broader impact globally, regionally or in the cities where those buildings or systems are located, including, but not limited to, natural disasters, economic or political developments, pandemics, weather events, war, terrorism and other similar events.

Further, the severity of the disruption can also vary from minimal to severe. Although we have employed efforts to develop, implement and maintain reasonable disaster recovery and business continuity plans, we cannot guarantee that our systems will fully recover after a significant business disruption in a timely fashion or at all. Our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which we are located. This may include a disruption involving electrical, satellite, undersea cable or other communications, internet, transportation or other services facilities used by us, our employees or third parties with which we conduct business. If we are prevented from using any of our current trading operations, or if our business continuity operations do not work effectively, we may not have complete business continuity, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Failure or poor performance of third-party software, infrastructure or systems on which we rely could adversely affect our business. We depend on third parties to provide and maintain certain infrastructure that is critical to our business. For example, we rely on third parties to provide software, data center services and dedicated fiber optic, microwave, wireline and wireless communication infrastructure. This infrastructure may malfunction or fail due to events outside of our control, which could disrupt our operations and have a material adverse effect on our business, financial condition, results of operations and cash flows. Any failure to maintain and renew our relationships with these third parties on commercially favorable terms, or to enter into similar relationships in the future, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We also rely on certain third-party software, third-party computer systems and third-party service providers, including clearing systems, exchange systems, alternate trading systems, order routing systems, internet service providers, communications facilities and other facilities. Any interruption in these third-party services or software, deterioration in their performance, or other improper operation could interfere with our trading activities, cause losses due to erroneous or delayed responses, or otherwise be disruptive to our business. If our arrangements with any third party are terminated, we may not be able to find an alternative source of software or systems support on a timely basis or on commercially reasonable terms. This could also have a material adverse effect on our business, financial condition, results of operations and cash flows.

The prices of digital assets on the blockchain are extremely volatile. Fluctuations in the price of blockchain digital assets generally could materially and adversely affect our business. The market value of these digital assets is highly volatile. As a result, our results may be subject to significant currency fluctuations despite efforts on our part to rapidly convert Bitcoin into U.S. dollars. Furthermore, a decrease in the price of a single blockchain digital asset may cause volatility in the entire blockchain digital asset industry and may affect other digital blockchain assets. For example, a security breach that affects investor or user confidence in Bitcoin may also cause negative consequences to our business and operations.

Investors will be exposed to volatility, fragmentation, potential for manipulation and general lack of regulation of the secondary markets in which digital assets trade.  Investors in our securities will be exposed to a number of risks due to the nature of the digital markets. These include:

•	Volatility. This means the market value of Bitcoin may vary considerably within a short period of time and investors will be negatively impacted should the company suffer trading losses due to this volatility.
•	Fragmentation. The market for assets on the blockchain including Bitcoin is fragmented in that there are many different forums for trading digital assets and the market may become more so due to factors beyond our control. Market fragmentation may impact our trading strategies negatively and our investors may suffer as a result.
•	Liquidity. Being able to sell Bitcoin at any time depends on the existence of deep markets that can absorb intended sales. If these markets are not available, then we may suffer losses by reason of not being able to trade at the times and in the amounts that we wish.
•	Potential for manipulation and lack of regulation. Bitcoin markets are decentralized, unregulated and lack transparency. Accordingly, these markets are exposed to manipulation by bad actors. The company has various tools in place to protect the safety of its trading infrastructure but cannot guarantee that manipulation occurring in Bitcoin markets will not affect us negatively. Give that the markets are presently largely unregulated, the company and the investors will have no government regulatory agency to turn to in the event that manipulation causes us to experience losses.

These factors will not only present challenges to the company with respect to its revenues and earnings, but also limit the ability the company to accurately value its holdings at any given time.

The company is not currently required to register with the CFTC, however regulatory changes or interpretations could obligate the company to comply with new regulations including CFTC regulations, resulting in additional expenses or a ceasing of our activities. Although our activities only involve trading Bitcoin in spot market transactions and the CFTC does not generally have supervisory jurisdiction over spot commodities markets, the CFTC does have anti-fraud and anti-manipulation jurisdiction over spot commodities markets. To the extent that there are allegations of manipulative or fraudulent trading of Bitcoin with respect to our activities or more generally in the spot markets on which we actively trade, there is a risk that we may be subject to fines, penalties or a permanent ban on trading activity or that more generally the markets that we depend on may be shut down, disrupted, or that trading on those markets may be suspended. In the event one or more of these events occurred to us or to the spot markets on which we actively trade Bitcoin, it may negatively impact our ability to remain in business as we currently operate or to execute on our trading strategy, which would negatively impact our overall business.

Given that the company does not and will not trade, buy, sell or hold bitcoin derivatives, including Bitcoin futures contracts, on any futures exchange and is authorized solely to take immediate delivery of actual Bitcoin, the company does not believe its activities are required to be regulated by the CFTC under the CEA as a “commodity pool” under current law, regulation and interpretation. The company will not be operated by a CFTC-regulated commodity pool operator because it will not trade, buy, sell or hold Bitcoin derivatives, including Bitcoin futures contracts, on any futures exchange. Investors in the company will not receive the regulatory protections afforded to investors in regulated commodity pools, nor may the COMEX division of the New York Mercantile Exchange or any futures exchange enforce its rules with respect to the company’s activities. In addition, investors will not benefit from the protections afforded to investors in Bitcoin futures contracts on regulated futures exchanges.

Current and future legislation, CFTC and SEC rulemaking and other regulatory developments may impact the manner in which Bitcoins are treated. In particular, Bitcoin may be classified by the CFTC as a “commodity interest” under the CEA or may be classified by the SEC as a “security” under U.S. federal securities laws. The company cannot be certain as to how future regulatory developments will impact the treatment of Bitcoins under the law. In the face of such developments, the required registrations and compliance steps may result in extraordinary, nonrecurring.

To the extent that Bitcoin is deemed to fall within the definition of a “commodity interest” under the CEA, the company may be subject to additional regulation under the CEA and CFTC regulations. The company may be required to register as a commodity pool operator or commodity trading adviser with the CFTC and become a member of the National Futures Association and may be subject to additional regulatory requirements with respect its activities, including disclosure and reporting requirements. These additional requirements may result in extraordinary, recurring and/or nonrecurring expenses, thereby materially and adversely impacting the value of the company’s stock and your investment.

The value and pricing of Bitcoin is highly volatile and unpredictable. There is not guarantee that we will be able to foresee a large drop in the value of Bitcoin or that we will be able to continue to trade on favorable terms. The price of Bitcoin is highly volatile and has increased significantly in the time since the company has been operating. There is a strong possibility that the price of Bitcoin may plummet or even collapse and we may be unable to predict or control such market changes, which will significantly impair our ability to continue to operate successfully.

We do not currently have intellectual property and we may be unable to register or adequately protect our intellectual property interests in the future. We may also be found infringing on intellectual property interests of others. We currently do not have any registered intellectual property in the United States. We intend to file certain patents and trademarks in the future. However, we may be subject to claims by other parties asserting interests in such trademarks and domain names or infringement of their intellectual property rights. In addition, our business is subject to the risk of third parties infringing our trademarks. We may not always be successful in securing protection for, or stopping infringements of, our trademarks and we may need to resort to litigation in the future to enforce our rights in this regard. Any such litigation could result in significant costs and a diversion of resources. We may not have the funds to adequately protect our intellectual property rights, which may undermine the credibility of our intellectual property, reducing our ability to enter into sub-licenses and weakening our attempts to prevent competitors from entering the market.

We may not have enough funds to sustain the business until it becomes profitable. Even if we raise funds through this offering, we may not accurately anticipate how quickly we may use the funds and whether these funds are sufficient to bring the business to profitability.

We may be impacted by the worldwide economic downturn due to the COVID-19 pandemic. In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the U.S., Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the company’s shares and investor demand for shares generally.

To date, our company and digital asset markets have not been significantly negatively impacted by the pandemic. However, the extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally. Specifically, Bitcoin markets have enjoyed significant growth during the pandemic, but there is no assurance this level of high growth will remain steady if the economy stabilizes in the aftermath of the COVID-19 pandemic.

Risks Related to the Securities and the Offering

Any valuation at this stage is difficult to assess. The valuation for the offering was established by the company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

Investors will be holders of Preferred Stock that has limited voting rights compared with our shares of Common Stock owned by our founders. You will have a limited ability to influence the company’s decisions.  The shares of Preferred Stock in this offering are entitled to one vote per share and voting control is in the hands of our two founders who own all the Common Stock. If the maximum number of shares of Preferred Stock are sold in this offering the founders would retain 47.62 % of the voting control each for 95.24% total. Each share of Common Stock is entitled to five votes and therefore, investors in this offering will have a limited ability to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, creating an employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. Holders of our Preferred Stock will have limited rights to influence changes to our corporate documentation in accordance with the Certificate of Incorporation. See “Securities Being Offered -- Preferred Stock -- Voting Rights.”

This offering involves "rolling closings," which may mean that earlier investors may not have the benefit of information that later investors have. We may instruct the escrow agent to disburse offering funds to us at any time. At that point, investors whose subscription agreements have been accepted will become our stockholders. In light of our early stage of development, our business may change during the offering period. We will file supplements to our Offering Circular reflecting material changes and investors whose subscriptions have not yet been accepted will have the benefit of that additional information. These investors may withdraw their subscriptions and get their money back. Investors whose subscriptions have already been accepted, however, will already be our stockholders and will have no such right.

This investment is illiquid. There is no currently established market for reselling these securities. If you decide that you want to resell these securities in the future, you may not be able to find a buyer.

The value of your investment may be diluted if the company issues options. The company does not currently have a stock option plan. The company may in the future create such a plan and reserve shares for issuance under the plan. The issuance of option or stock grants under a plan or other stock based incentive program may dilute the value of your holdings. The company views stock based incentive compensation as an important competitive tool, particularly in attracting both managerial and technological talent.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.  In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act of 1934, as amended (the "Securities Act"), creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Securities Exchange Act of 1943, as amended (the "Exchange Act"), creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.  Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See "Plan of Distribution." The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this Offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: "Credit Cards and Investments – A Risky Combination", which explains these and other risks you may want to consider before using a credit card to pay for your investment.

The high interest rates on credit cards may significantly reduce your return on investment and may even cause you to lose more money than you invested. As noted above, credit card balances on unpaid balances may be as high as 25% in some states. If a credit card were to charge 15%, for example, and the investment you make only provides a 10% return, you may lose more money than you invested if you do not pay off your credit card balance before any interest accrues.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

After giving effect to our sale of the maximum offering amount of $49,800,000 in securities, with an estimated issuance cost of $3,500,000, our net offering proceeds would be approximately $46,300,000. The net tangible book value of the company was $559,547 as of December 31, 2020, which is calculated as the company’s equity of $568,945, less intangible assets of $9,398. At an offering price of $4.00 per share, this represents an immediate dilution in net tangible book value of $3.25, $3.41, $3.58 or $3.78 per share to investors in this offering, as illustrated in the following table, which details the range of possible outcomes from the offering assuming the sale of 100%, 75%, 50% and 25% of the available shares.

	100%		75%		50%		25%
Gross Offering Proceeds	$49,800,000		$37,350,000		$24,900,000		$12,450,000
Offering expenses	$3,500,000	(B)	$2,625,000	(B)	$1,750,000	(B)	$875,500	(B)
Net offering proceeds	$46,300,000		$34,725,000		$23,150,000		$11,574,500
Shares issued in this offering	12,450,000		9,337,500		6,225,000		3,112,500
Total outstanding shares after offering	$62,500,000		$59,387,500		$56,325,000		$56,325,000
Net tangible book value per share before offering	$0.01	(A)	$0.01	(A)	$0.01	(A)	$0.01	(A)
Net tangible book value per share after offering	$0.75		$0.59		$0.42		$0.22
Increase in net tangible value per share to existing shareholders	$0.74		$0.58		$0.41		$0.20
Price per share paid by investors	$4.00		$4.00		$4.00		$4.00
Dilution in net tangible book value per share to investors in this offering	$3.25		$3.41		$3.58		$3.78
Percentage dilution	81.26%		85.15%		89.48%		94.61%
Percentage of outstanding shares post financing	19.92%		15.72%		11.05%		5.53%

(A): The net tangible book value of the company was $559,547 as of December 31, 2020, which is calculated as the company’s equity of $568,945, less intangible assets of $9,398
(B): Total offering costs include marketing and advertising, technology, legal and other fees and are expected to amount to 7% of the gross offering proceeds in each case.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another Regulation A round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2021 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2022 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the number of shares of Common Stock underlying convertible notes that the company may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS

We estimate that, at a per share price of $4.00, the net proceeds from the sale of the 12,450,000 shares in this offering will be approximately $46,300,000, after deducting the estimated maximum offering expenses of approximately $3,500,000.

Use of proceeds	25%	50%	75%	100%
Capital Raised	$12,450,000	$24,900,000	$37,350,000	$49,800,000
Offering Costs	$875,500	$1,750,000	$2,625,000	$3,500,000
Net Offering Proceeds	$11,574,500	$23,150,000	$34,725,000	$46,300,000
Trading Capital	$11,574,500	$23,150,000	$34,725,000	$46,300,000

Until such time as we deploy any of the net proceeds as trading capital, we will hold the net proceeds as cash.

The above figures represent only estimated costs. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Furthermore, we anticipate that we will need to secure additional funding to fully implement our business plan. Please see the section entitled “Risk Factors” on page 6.

We reserve the right to change the above use of proceeds if management believes it is in the best interests of our company.

THE COMPANY’S BUSINESS

Overview

Rebrain.ai, Inc. is an AI-driven quantitative trading firm active in the digital asset markets by exclusively trading Bitcoin. We do not currently trade in any other digital assets. The company was incorporated on February 27, 2017 in Delaware. Rebrain operates as a proprietary trading firm and trades financial products for its own account in digital asset markets without holding digital assets on its books. The company doesn’t have any clients and does not provide direct investment services. The company has two wholly-owned subsidiaries:

1. Rebrain.ai Investment Management LLC, a California-based Registered Investment Adviser regulated by the National Futures Association (NFA). This company is not currently active and has no assets under management. This investment management company was set up because the initial project was to manage hedge funds in stocks and futures markets before focusing only on a proprietary trading activity in the digital asset markets. In the future, the company plans to develop this investment management activity.

2. Rebrain.ai Labs, a technology and trading company incorporated in France. This company focuses on R&D. The primary purpose of our French subsidiary is to research, test and develop enhancements to our AI technology and engages in limited test trading only. The income of this subsidiary is not material and none of the proceeds of the current offering will flow to the French subsidiary.

As a financial technology company, Rebrain.ai intends to profit through a scientific approach. Using our proprietary trading platform, we trade in digital asset markets in Bitcoin only with competitive prices that aim to improve the trade efficiency and to create value from trade efficiencies for end investors operating in Bitcoin markets independently of us. As a trading firm, Rebrain.ai provides trade efficiencies in Bitcoin trading by simultaneously quoting bid (buy) and ask (sell) prices for Bitcoin using its technology.

Market Strategy

Using trading capital, Rebrain aims to track and profit from short-term market inefficiencies by engaging in arbitrage. We buy and sell Bitcoin with our AI-driven technology 24 hours a day, 7 days a week and 365 days a year to profit from short-term market inefficiencies. The larger the amount of our trading capital, the more trades we can make and the more revenue we can generate. An inefficient market is one in which an asset's market prices do not always accurately reflect its true value. Buying and selling volatile assets at the same time in different markets can generate profits with fewer risks.

Our activity and trading models seek to eliminate or at least minimize the price risk in any positions held. Our revenue generation is driven primarily by transaction volume. We avoid the risk of long or short positions in favor of seeking to earn small bid/ask spreads on large trading volumes across thousands of digital asset transactions.

Our trading strategy involves quoting a two-sided market in a single instrument with the intention of profiting by capturing the spread between the bid and offer price. This strategy places buy orders, or bids, and sell orders, or offers, in the market for Bitcoin at or near the inside of the market with the intention of achieving an execution. If another market participant executes against the strategy’s bid or offer by crossing the spread, the strategy will attempt to exit the position by continuing to quote on the opposite side of the market in order to execute an offsetting position.

As a trading firm dedicated to the US Bitcoin market, we aim to provide critical functionality and robust pricing for buyers and sellers of Bitcoin, leading to reduced trading costs and better pricing. This contribution to traders provides added transparency, which we believe is necessary and valued.

Trade inefficiencies strategy

Trade inefficiency opportunities like arbitrage arise many times per second in all financial markets, including digital asset markets.

Science and technology, more specifically AI technologies, drive the company’s business. Through an innovative approach of collective intelligence, we combine the most sophisticated AI technologies with evolutionary algorithms to develop trading agents able to detect and profit from short-term trade inefficiencies.

At the core of our trading model are market-neutral, bid-offer and volatility-based strategies which minimize our exposure to market direction.

We do not engage in the types of principal investing and predictive, momentum and signal trading in which many other trading firms engage. Our risk management system monitors in real time the trading activity and is able to immediately shutdown a strategy that has a performance outside an acceptable range. If a strategy is shut down, it has to be manually restarted, so that there is a human intervention to check unexpected events. Although this approach may prevent us from maximizing potential returns in times of extreme market volatility, we believe the reduction in risk is an appropriate trade-off that is in keeping with our aim of generating consistently strong revenue from our trading activity.

Trading strategies

As a trading firm, Rebrain.ai trades on the Kraken digital assets trading platform by quoting both bid (buy) and ask (sell) prices for Bitcoin using its technology. We do not have a formal agreement with Kraken.

We refer to our trading activities as being “market neutral”, which means that we are not dependent on the direction of any particular market nor do we speculate. Our trading activities are designed to minimize capital at risk at any given time by limiting the notional size of our positions. Our strategies are also designed to lock in returns through hedging in the primary instrument or in one or more economically equivalent instruments. More precisely, we use margin positions on Bitcoin pairs on the opposite side (of the primary position) to hedge the global position against Bitcoin price variations.

We reduce Bitcoin market price movement exposure by opening long (we buy Bitcoin) and short (we sell Bitcoin) paired positions at the same time. We make many transactions per day, with paired positions usually held for less than 24 hours.

Bitcoin price volatility is very high and that volatility causes short term overpricing and underpricing of Bitcoin in fiat currencies (when we refer to “currency” below, we are referring to widely used fiat currencies).

Our software monitors instantaneous pricing of Bitcoin in many currencies and it identifies situations where Bitcoin is overpriced in one currency and underpriced in another currency, so that when we establish a long and short pair, we buy the “long” Bitcoin in a currency that has Bitcoin undervalued, and we sell (short) the other Bitcoin in a currency that has Bitcoin overvalued at the instant we place the trade.

The underpricing and overpricing of Bitcoin in any particular currency tends to normalize with time. As a result, when we close out a Bitcoin pair, (i.e., we sell the “long” Bitcoin and buy back the shorted Bitcoin) we often experience a profit on the trade from reduced mis-pricing.

For example, we open a long position (buy) of 1 Bitcoin in USD at $38,600 and a short position (sell) of 1 Bitcoin in EUR at 35,300 EUR. We now have 2 positions, +1 BTC and -1 BTC, so we have low exposure to Bitcoin price movements and a small exposure to fluctuations in the EUR/USD (in this example) until we close both positions that make up the pair.

Closing these Bitcoin position pairs usually generates a profit on one side of the Bitcoin pair and a loss on the other side. The profit will be in one currency and the loss in the other currency. As a result, we may accumulate a daily cash currency balance – in USD or in EUR, for example. If our software shows continuing favorable pricing of Bitcoin priced in EUR, we may retain a cash EUR balance for a short period of time.

We can convert any non-USD currency into USD. In a situation where we expect to again use a non USD currency for trading in the short term, we retain the currency in cash to use for trading. Converting EUR into USD and then converting it back into EUR (for example) in a day or two is inefficient. In periods of time where a fiat currency is itself experiencing volatility, we do not use that fiat currency for trading or hold the currency.

As of June 30, 2021, we held approximately $680,000 in EUR, and $800,000 in USD.

As of December 31, 2020 we held all our cash in USD.

Digital Asset Platforms

Currently, Rebrain operates on one digital assets exchange (Kraken.com, a US-based exchange) due to its low trading capital. We started with $500,000 in January 2020 and increased our trading capital to $1,000,000 during the last quarter of 2020 and deal in Bitcoin only. Over 2020, our monthly trading volume evolved in a range between $100 million and $500 million due to volatility in Bitcoin markets and the increasing trading capital month over month based on a profit reinvestment strategy.

If Bitcoin markets get larger, we expect that the number of trading platforms and markets that we can enter will increase and enable us to scale up our business. We may expand our Bitcoin trading activities to include additional digital asset platforms such as Binance, Coinbase and Gemini.

Our Technology

We have built a proprietary trading technology able to trade on all major digital asset platforms and digital assets. Our proprietary trading platform enables low-latency, fully systematic, and highly automated trading. We have combined innovative trading ideas with sophisticated technologies, resulting in high value added-trading systems.

Technology and operational efficiency are at the core of our business, and our focus on trade inefficiencies in trading models is a key element of our success. Our proprietary technology platform is highly reliable, scalable and modular. Our market data, order routing, transaction processing, risk management and market surveillance technology modules manage our trading activities in an efficient manner and enable us to scale them without significant incremental costs or third-party licensing or processing fees.

Our core software technology is developed internally, and we do not generally rely on outside vendors for software development or maintenance. To achieve optimal performance from our systems, we continuously test and upgrade our software. While we currently trade only in Bitcoin and on one trading platform, we may expand our activities to other trading platforms in the United States. The main Bitcoin pairs we are active in are Bitcoin / US dollars and Bitcoin / Euro. In the near future, we plan to extend our Bitcoin trading against other major fiat currencies: BTC / British Pound, BTC / Canadian Dollar, Bitcoin / Japanese Yen, Bitcoin / Korean Won. As an example, if a long position on Bitcoin/USD is opened, our strategy is to hedge the global position with the opening of a short position on another BTC pair like (BTC/EUR). By this, the position is not exposed to the Bitcoin market volatility but only to the EUR/USD variation which is much less volatile than the Bitcoin volatility and especially for positions opened for a short timeframe (from seconds to hours). Indeed, the EUR/USD prices volatility is very low in ~~compare~~ comparison to the Bitcoin price~~s~~ volatility.

Competition and Competitive Advantage

The competitors in this fast-growing digital asset industry are both players coming from the traditional financial markets (like Jump Trading: https://www.jumptrading.com ) and digital asset native players (like Alameda Research: https://www.alameda-research.com ). Most of the competitors are not known, as they tend to keep their technology and activities volume secret.

According to the company, Alameda Research, a US trading firm, manages over $100 million in digital assets and trades $600 million to $1.5 billion daily across thousands of products: major coins and altcoins, as well as their derivatives. It claims 5% of global daily volume.

In the financial trading industry and more specifically in the digital asset trading industry, the differentiation is expressed by the trading results themselves. If a trader is profitable, then it has competitive advantages over others, otherwise it would not create value and generate profit.

We believe that our main competitive advantages come from our AI-driven technology built on 20 years of strong quantitative trading experience from its founders.

Risk Management

Our systems are monitored 24 hours a day, seven days a week.

We are intensely focused on risk management and monitor our activities on a continuous basis using our fully integrated technology systems. Our strategies are designed to lock in returns through precise hedging in the primary instrument or in one or more economically equivalent instruments, as we seek to eliminate the price risk in any positions held.

If our risk management system detects that a trading strategy is generating losses in excess of our preset limits, it will lockdown that strategy and alert management.

Operating Plan, Roll-out and Future Operations

The company’s plans are based on its strong technology background. The company already invested intensively in its technology and its trading models over the last four years and even before the creation of the company, mainly brought from the founders. Its technology investment represents a large equivalent research and development amount.

In 2020, the company demonstrated its ability to generate a monthly revenue growth of about 12% to 15% depending on the volatility in digital assets. In 2020, the company has generated more than $1 million net trading gains for a traded volume above $2.5 billion with a 67.9% pre-tax net income.

The core of our trading model’s approach consists of focusing on generating regular daily profit by making the maximum numbers of trades each day. Although the company’s trading performance depends on market volatility and varies each day, this daily target allows it to generate a regular monthly performance and benefit from the leverage of reinvesting net profits on a daily basis.

Depending on the success of this offering and increases in trading capital increase, Rebrain.ai plans to scale its activities onto additional digital asset exchanges such as Binance, Coinbase or Gemini.

The company does not intend to expand its trading activities to include assets other than Bitcoin for the next 12 months. If the company determines in accordance with its internal risk-benefit assessment and risk management policies and procedures that there is an opportunity to invest in a new cryptocurrency, it will consult its legal advisors to first address whether those digital assets are “securities”.

Depending on its characteristics, a digital asset may be considered a “security” under the federal securities laws. The test for determining whether a particular digital asset is a “security” is complex and difficult to apply, and the outcome is difficult to predict. Public, though non-binding, statements by senior officials at the SEC indicate that the SEC does not consider Bitcoin or Ethereum to be securities, at least currently, and the staff has provided informal assurances to a handful of promoters that their digital assets are not securities. On the other hand, the SEC has brought enforcement actions against the promoters of several other digital assets on the basis that the digital assets in question are securities.

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Whether a digital asset is a security under the federal securities laws depends on whether it is included in the lists of instruments making up the definition of “security” in the Securities Act, the Exchange Act and the Investment Company Act. Digital assets as such do not appear in any of these lists, although each list includes the terms “investment contract” and “note,” and the SEC has typically analyzed whether a particular digital asset is a security by reference to whether it meets the tests developed by the federal courts interpreting these terms, known as the Howey and Reves tests, respectively. For many digital assets, whether or not the Howey or Reves tests are met is difficult to resolve definitively, and substantial legal arguments can often be made both in favor of and against a particular digital asset qualifying as a security under one or both of the Howey and Reves tests. Adding to the complexity, the SEC staff has indicated that the security status of a particular digital asset can change over time as the relevant facts evolve.

As part of determining whether Bitcoin is a security for purposes of the federal securities laws, the company will take into account a number of factors, including the various definitions of “security” under the federal securities laws and federal court decisions interpreting elements of these definitions, such as the U.S. Supreme Court’s decisions in the Howey and Reves cases, as well as reports, orders, press releases, public statements and speeches by the SEC and its staff providing guidance on when a digital asset may be a security for purposes of the federal securities laws. Finally, the company will discuss the security status of Bitcoin with its external securities lawyers, as discussed above. Through this process the company believes that it is will be applying the proper legal standards in determining that Bitcoin is not a security in light of the uncertainties inherent in the Howey and Reves tests. However, because of these uncertainties, the company acknowledges that Bitcoin may in the future be found by the SEC or a federal court to be a security notwithstanding the company’s prior conclusion; and the company’s prior conclusion, even if reasonable under the circumstances, would not preclude legal or regulatory action based on the presence of a security.

As is the case with Bitcoin, analyses from counsel typically review the often-complex facts surrounding a particular digital asset’s underlying technology, creation, use case and usage, distribution and secondary-market trading characteristics as well as contributions of the individuals or organizations who appear to be involved in these activities, among other relevant facts, usually drawing on publicly available information. This information, usually found on the Internet, often includes both information that originated with or is attributed to such individuals or organizations, as well as information from third party sources and databases that may or may not have a connection to such individuals or organizations, and the availability and nature of such information can change over time. The company and counsel often have no independent means of verifying the accuracy or completeness of such information, and therefore of necessity usually must assume that such information is materially accurate and complete for purposes of the Howey and Reves analyses. After having gathered this information, counsel typically analyzes it in light of the Howey and Reves tests, in order to inform a judgment as to whether or not a federal court would conclude that the digital asset in question is or is not a security for purposes of the federal securities laws. Often, certain factors appear to support a conclusion that the digital asset in question is a security, while other factors appear to support the opposite conclusion, and in such a case counsel endeavors to weigh the importance and relevance of the competing factors. This analytical process is further complicated by the fact that, at present, federal judicial case law applying the relevant tests to digital assets is scant, with no federal appellate court having considered the question on the merits, as well as the fact that because each digital asset presents its own unique set of relevant facts, it is not always possible to directly analogize the analysis of one digital asset to another. Because of this factual complexity and the current lack of a well-developed body of federal case law applying the relevant tests to a variety of different fact patterns, the company has not in the past received, and currently does not expect that it would be able to receive, “opinions” of counsel stating that a particular digital asset is or is not a security for federal securities law purposes. The company understands that as a matter of practice, counsel is generally able to render a legal “opinion” only when the relevant facts are substantially ascertainable and the applicable law is both well-developed and settled. As a result, given the relative novelty of digital assets, the challenges inherent in fact-gathering for particular digital assets, and the fact that federal courts have only recently been tasked with adjudicating the applicability of federal securities law to digital assets, the company understands that at present counsel is generally not in a position to render a legal “opinion” on the securities-law status of Bitcoin or any other particular digital asset.

Any enforcement action by the SEC or a state securities regulator asserting that Bitcoin is a security, or a court decision, to that effect would be expected to have an immediate material adverse impact on the trading value of Bitcoin, as well as the company’s shares. This is because the business models behind most digital assets are incompatible with regulations applying to transactions in securities. If a digital asset is determined or asserted to be a security, it is likely to become difficult or impossible for the digital asset to be traded, cleared or custodied in the United States through the same channels used by non-security digital assets, which in addition to materially and adversely affecting the trading value of the digital asset is likely to significantly impact its liquidity and market participants’ ability to convert the digital asset into U.S. dollars.

For example, in 2020 the SEC filed a complaint against the promoters of XRP alleging that they raised more than $1.3 billion through XRP sales that should have been registered under the federal securities laws, but were not. In the years prior to the SEC’s action, XRP’s market capitalization at times reached over $140 billion. However, in the weeks following the SEC’s complaint, XRP’s market capitalization fell to less than $10 billion, which was less than half of its market capitalization in the days prior to the complaint. The SEC’s action against XRP’s promoters underscores the continuing uncertainty around which digital assets are securities, and demonstrates that such factors as how long a digital asset has been in existence, how widely held it is, how large its market capitalization is and that it has actual usefulness in commercial transactions, ultimately may have no bearing on whether the SEC or a court will find it to be a security.

In addition, if Bitcoin is determined to be a security, the company could be considered an unregistered “investment company” under SEC rules, which could necessitate liquidation of our securities. In this case, the company may be deemed to have participated in an illegal offering of securities and there is no guarantee that the company will be able to register its securities under the Investment Company Act at such time or take such other actions as may be necessary to ensure its activities comply with applicable law, which could force the company to liquidate the securities.

Moreover, whether or not the company or its securities were subject to additional regulatory requirements as a result of any SEC or federal court determination that its assets include securities, the company may nevertheless decide to terminate its activities. As a result, if the SEC or a federal court were to determine that Bitcoin is a security, it is likely that the value of the company’s shares would decline significantly.

Intellectual Property

The company does not currently own any intellectual property.

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Employees

We currently have 2 full-time employees. In France we have one full time employee and 4 interns based in our Lyon, France, office.

Regulation

As with all entities doing business in the United States, we are not permitted to transact with any sanctioned individuals. Investors in this offering will be subjected to anti-money laundering (“AML”) checks by Fundamerica. With respect to our business operations, since we are not a financial institution, we are not subject to any specific AML obligations such as record-keeping or reporting transactions, although we cannot trade with sanctioned individuals. With respect to our trades on Kraken, we depend on Kraken’s representations that the buyers and sellers for which we conduct transactions on its site are fully KYC and AML compliant. Kraken’s terms of service, set out on its corporate website, state that Kraken verifies the identity and location of persons using its site and that Kraken takes every measure to prevent fraud and be fully compliant with KYC and AML regulations for trading of cryptocurrencies. Under applicable AML statutes, we would also be subject to liability if we were to knowingly conduct financial transactions (such as trades) involving the proceeds of unlawful activity with the intent to promote unlawful activity or to disguise information or avoid reporting obligations. In the event that the company expands its trading to additional exchanges, we will first make sure that they have effective KYC and AML policies in place.

We do not believe that our current operations trigger any regulatory or licensing requirements with respect to money transmittal or similar regulations.

We believe that we are not currently subject to any US federal regulations specific to our business with respect to digital assets. However, the regulatory environment governing digital assets, like digital assets is relatively new and changing rapidly. For example, the Commission views some digital assets as securities requiring registration under the Securities Act and is in the process of exploring additional potential regulatory response to digital asset trading. Its recently issued regulatory investor protection agenda for 2022 specifically mentions reviewing investing in digital assets.

The company does not believe it is currently subject to CFTC regulations because our activities only involve trading Bitcoin in spot market transactions and the CFTC does not generally have supervisory jurisdiction over spot commodities markets, the CFTC does have anti-fraud and anti-manipulation jurisdiction over spot commodities markets.  To the extent that there are allegations of manipulative or fraudulent trading of Bitcoin with respect to our activities or more generally in the spot markets on which we actively trade, there is a risk that we may be subject to fines, penalties or a permanent ban on trading activity or that those markets more generally may be shut down, disrupted, or that trading on those markets may be suspended.

The company has no plans to trade, buy, sell or hold bitcoin derivatives, including Bitcoin futures contracts, on any futures exchange and is authorized solely to take immediate delivery of actual Bitcoin. The company does not believe its activities are required to be regulated by the CFTC under the CEA as a “commodity pool” under current law, regulation and interpretation. The company will not be operated by a CFTC-regulated commodity pool operator because it will not trade, buy, sell or hold Bitcoin derivatives, including Bitcoin futures contracts, on any futures exchange. Investors in the company will not receive the regulatory protections afforded to investors in regulated commodity pools, nor may the COMEX division of the New York Mercantile Exchange or any futures exchange enforce its rules with respect to the company’s activities. In addition, investors will not benefit from the protections afforded to investors in Bitcoin futures contracts on regulated futures exchanges.

Current and future legislation, CFTC and SEC rulemaking and other regulatory developments may impact the manner in which Bitcoins are treated. In particular, Bitcoin may be classified by the CFTC as a “commodity interest” under the CEA. To the extent that Bitcoin is deemed to fall within the definition of a “commodity interest” under the CEA, the company may be subject to additional regulation under the CEA and CFTC regulations. The company may be required to register as a commodity pool operator or commodity trading adviser with the CFTC and become a member of the National Futures Association and may be subject to additional regulatory requirements with respect its activities, including disclosure and reporting requirements. If these changes were to occur, the company would review whether or not it would continue to participate in its trading activities.

Digital assets may also be subject to commodities laws, trade sanctions, and banking laws, among others. While we currently restrict our trading activities in the United States to Bitcoin, in the future, we may expand our trading but only to digital assets that are designed in conformity with the Commission’s no action letter guidance and other applicable rules and regulations as they exist at the time. However, there could be changes to the regulatory environment for digital assets which may affect our business in the future. We are not subject to other material government regulations however, due to our business of providing both bids and asks for Bitcoin on secondary markets for digital assets, our federal, state, and local tax filings are complex and the positions applicable to the ownership and trading of digital assets are more novel than those applicable to companies in other sectors.

THE COMPANY’S PROPERTY

The company leases space for its corporate headquarters from Coronado Plaza LLC. The company does not own any real property.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Results of Operations

The following description presents, for the periods indicated, information from our consolidated statements of operations expressed as percentages of change from the fiscal year ended December 31, 2019 to the fiscal year ended December 31, 2020. The unaudited financial information set forth below with respect to the six-month period ended June 30, 2021 compared to the six-month period ended June 30, 2020 is preliminary and subject to potential adjustments. Adjustments to these financial statements may be identified when review of historic financial statements has been completed in conjunction with our year-end audit, which could result in significant differences from this preliminary unaudited financial information, although in the opinion of management all adjustments necessary to make interim results of operations not misleading have been included here. Unless otherwise indicated, latest results discussed below are as of June 30, 2021.

Our revenues consist of net trading gains after paying fees to the trading platforms we operate on. We do not make any commissions from our activities given that we engage solely in proprietary trading and do not trade on behalf of clients.

Our expenses consist of operating costs for ongoing operations including professional fees, and other expenses. The components of other expenses include payroll and payroll processing, employee benefits and rent and lease expenses. The company’s expenses also include impairment on digital assets and depreciation and amortization. As discussed below in “—Liquidity and Capital Resources – Indebtedness,” the company has borrowed funds from its 2 founders and incurs interest expense.

We began earning net trading gains in 2019. We expect to also generate net trading gains in 2021.

Year Ended December 31, 2020 Compared to Year Ended to December 31, 2019

Our net trading gains for the year ended December 31, 2019 were $210,845 and increased to $1,009,624 during the year ended December 31, 2020. The increase was due to the deployment of new AI models and as we generated increased trading capital we traded with that higher amount of capital and increased our profits further.

Our expenses for the year ended December 31, 2019 were $111,421 compared with $227,941 for the year ended December 31, 2020. An increase of $119,124 in other expenses was offset by a lower impairment loss on digital assets. The increase in other expenses during 2020 primarily consisted of compensation-related expenses as the company began to pay its officers. These expenses included $61,346 in payroll and payroll processing charges and $35,348 for employee benefits, including healthcare. Rent and lease payments increased in 2020 to $18,191 as the company entered into an additional office lease.

The company has incurred an impairment loss on digital assets in 2019 and 2020 on digital asset positions held by its French subsidiary. In 2017 the Company acquired the French subsidiary which was holding a few digital assets that are solely related to our research activities. The Company liquidated some of the positions in 2021 and has elected to maintain some others, which may fluctuate in value. As of the date of this Offering Circular, the current market value of this position is approximately $26,000. We do not engage in trading activities through the French subsidiary.

Interest expense increased from $28,418 for the year ended December 31, 2019 to $96,042 for the year ended December 31, 2020 The balance of debt owed to the founders as of December 31, 2019 was $485,826 and the interest rate on the debt was 10%. On December 27, 2019, the company incurred an additional $167,609.40 in debt. On January 1, 2020, the interest rate on all balances owed to the founders increased to 20%. As a result of these changes, the company incurred increased interest expense during 2020. The company used the proceeds from the loan to finance its operations, including trading capital.

Our net income after expenses was $51,329 for the year ended December 31, 2019, compared to $495,998 for the year ended December 31, 2020.

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Six-month period ended June 30, 2021 compared to the six-month period ended June 30, 2020

Our net trading gains for the six months ended June 30, 2021 increased to $1,123,865 from $275,166 for the six months ended June 30, 2020. The increase was due to enhanced AI models and increased trading capital we traded with that higher amount of capital and increased our profits further.

Our expenses for the six months ended June 30, 2021 increased to $410,573 from $59,874 for the six months ended June 30, 2020. This increase was primarily due to payment of $107,400 in professional fees in 2021 compared with $10 in 2020 and an increase in other expenses to $301,981 in 2021 from $59,864 in 2020. The increase in other expenses is primarily due to payroll expenses, which increased to $181,226 in the company and $33,832 in the French subsidiary.

Interest expense increased to $62,781 for the six months ended June 30, 2021 from $48,021 for the six months ended June 30, 2020. as the company increased its borrowing from its founders by $163,594 during the first six months of 2021 due to additional accrued interest on the previous loans.

Our net income after expenses was $465,966 for the six months ended June 30, 2021 compared with $114,295 for the six months ended June 30, 2020. This increase is due to various previously discussed factors including an increase in the company’s revenue.

Liquidity and Capital Resources

The company had $477,938 and $1,262,438 cash on hand as of June 30, 2021 and December 31, 2020, respectively. After December 31, 2020, the company deposited $1,011,896 of this amount with the Kraken trading platform to enable it to trade on that platform. The funds held at Kraken are not insured bank deposits. The company considers all highly-liquid instruments with original maturities of three months or less to be cash equivalents. To date, the company has been funded by its founders and retained profits.

Indebtedness

The company has borrowed funds from its 2 founders. Borrowings from the founders at December 31, 2020 and 2019 totaled $582,369 and $ 485,826, respectively. Of these amounts, the total due to Sylvain Morel (through a solely-owned company, Leromys Capital) as of December 31, 2020 and 2019, respectively, was $566,851 and $472,894. The total balance due to Sebastien Robert as of those dates was $15,518 and $12,932, respectively. For the years ended December 31, 2020 and 2019, interest expense related to the member debt totaled, $96,042 and $28,418, respectively. Payment of the debt agreements is scheduled to begin in 2021. These are interest only instruments. Prior to January 1, 2020, interest on the debt accrued at 10%, and increased to 20% on that date, payable quarterly.

Borrowings under member debt agreements at June 30, 2021 and December 31, 2020 totaled $745,963 and $582,369, respectively. Total balance due as of June 30, 2021 and December 31, 2020 to Leromys Capital was $622,736 and $566,851, and to Sebastien Robert it was $123,227 and $15,518, each respectively. Leromys Capital is solely owned by Sylvain Morel. For the six months ended June 30, 2021, interest expense related to the member debt totaled, $62,781. Payment of the debt agreements began in 2021 and are interest only at a 20% rate, payable quarterly.

The balance of the loans are repayable within 30 days of the member providing the company with written notice of demand. The company considers its principal owners, members of management, members of their immediate families, and entities under common control to be related parties. The company does not intend to use any of the net proceeds of this offering to repay the indebtedness or the interest on the indebtedness.

Trend Information

Our business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond our control could cause fluctuations in these conditions. Adverse conditions may include but are not limited to: blockchain asset regulations by authorities, changes to financial regulations, market acceptance of our business model and COVID-19 issues. These adverse conditions could affect our financial condition and the results of operations. Extended periods of low volatility might reduce our revenue and or profitability.

On January 30, 2019, the World Health Organization declared the COVID-19 coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Our business has benefited from market conditions favorable to the digital asset markets and the most significant market trend in 2021 was that Bitcoin became more broadly accepted and used. During this year market movement in Bitcoin tended to endorse our trading methodology. The increase of the market trading volume in 2021 has been helping us become more profitable. We cannot predict how the pandemic or the end of the pandemic may affect our ability to replicate our past performance, however, we believe that digital assets will continue to be an important part of financial markets in the next 12 months.

See the section entitled “Implications of Being an Emerging Growth Company” at the beginning of this Offering Circular for a discussion of the modified reporting requirements for “emerging growth” companies that we may take advantage of should be become a public reporting company.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth the name and position of each of our current executive officers, directors and significant employees. Our CEO and president are full-time employees and reside full-time in the United States.

Name	Position	Age	Term of Office
Executive Officers:
Sylvain Morel	Chief Executive Officer	44	02/27/2017
Sebastien Robert	President	46	02/27/2017
Directors:
Sylvain Morel	Director	44	02/27/2017
Sebastien Robert	Director	46	02/27/2017

Sylvain Morel, Chief Executive Officer

Sylvain Morel is currently the CEO and co-founder of Rebrain.ai Inc. He has served in that position since the inception of the company in 2017.

Prior to founding Rebrain.ai, he was the Executive Chairman and co-founder of Adthink.com, a French digital performance advertising company which has been listed on Euronext Growth since 2007. He ran and developed Adthink into a company generating $40 million in revenues. The company had raised $500,000 prior to its IPO and was listed shortly thereafter.

Sylvain Morel holds an engineering degree and an MA in computer science from CPE Lyon in France. He holds several U.S. securities industry licenses including the Series 65 qualification (Investment Adviser) administered by the Financial Industry Regulatory Authority (FINRA) and Series 3 qualification by (National Futures Association).

Sebastien Robert, President

Sebastien is currently the Executive Chairman and co-founder of Rebrain.ai Inc. He has served in that position since the inception of the company in 2017.

In the early 2000s, Mr. Robert developed algorithms for the French stock exchange, with his deep mathematical experience and belief that mathematics should underlie the markets. Subsequently, he extended his research to U.S. stock exchanges, commodities, and currencies including digital assets. In 2005, he introduced machine learning to his algorithms and became a consultant in 2009 for companies with financial markets issues. In 2013, he joined Quant Research Finance, a French research company, leading the development of quantitative algorithms.

Sebastien Robert holds an engineering degree and an MA in mechanical from ECAM in France. He holds several U.S. securities industry licenses including the Series 65 qualification (Investment Adviser) administered by the Financial Industry Regulatory Authority (FINRA) and Series 3 qualification by (National Futures Association).

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2021 we compensated our two highest-paid directors and executive officers as follows:

Name	Position**	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Sylvain Morel	CEO	$76,000	$0	$76,000
Sebastien Robert	President	$76,000	$0	$76,000

The company has not compensated Mr. Morel and Mr. Robert in their capacity as directors.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The tables below show, as of March 1, 2022, the security ownership of the company’s directors, executive officers owning 10% or more of any class of the company’s voting securities and other investors who own 10% or more of any class of the company’s voting securities.

Name and address of beneficial owner (1)	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class	Percent of voting power after completion of the offering (4)
Sylvain Morel (2)	Common Stock	25,000,000	0	50%	47.62%
Sebastien Robert	Common Stock	25,000,000	0	50%	47.62%
Officers and directors as a group (2 in this group)	Common Stock	50,000,000	0	100%	94.24%
Rod Turner (3)	Preferred Stock	50,000	0	100%	0.4%
Officers and directors as a group (2 in this group)	Preferred Stock	0	0	0%

(1)	The address for all the executive officers and directors is c/o Rebrain.ai Inc., 1330 Orange Avenue, Suite 322 Coronado, CA 92118.
(2)	Includes 2,500,000 shares of Common Stock owned by Leromys Capital, which is controlled by Mr. Morel.
(3)	Rod Turner has purchased 50,000 shares of the company’s Preferred Stock at $1 per share pursuant to a subscription agreement dated April 19, 2021. This does not include warrants issuable to Manhattan Street Capital. Rod Turner’s address is 5694 Mission Center Road, Suite 602-468, San Diego, CA 92108.
(4)	If the maximum number of shares are sold in this offering, on an as converted basis, Sylvain Morel and Sebastien Robert will each retain 47.62% of voting power for a total of 95.24%. Represents voting power assuming a fully-subscribed offering, on an as converted basis.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The company has entered into loan agreements with its founders and executive officers as follows:

The company has borrowed funds from its 2 founders. Borrowings from the founders at December 31, 2020 and 2019 totaled $ 582,369 and $ 485,826, respectively. Of these amounts, the total due to Sylvain Morel (through a solely-owned company, Leromys Capital) as of December 31, 2020 and 2019, respectively, was $ 566,851 and $ 472,894 . The total balance due to Sebastien Robert as of those dates was $ 15,518 and $ 12,732, respectively. For the years ended December 31, 2020 and 2019, interest expense related to the member debt totaled $96,042 and $28,418, respectively. Payment of the debt agreements is scheduled to begin in 2021. These are interest only instruments. Prior to January 1, 2020, interest on the debt accrued at 10%, and increased to 20% on that date, payable quarterly. The balance of the loans are repayable within 30 days of the member providing the company with written notice of demand.

On June 1, 2021 Sebastien Robert made an additional loan of $101,000 to the company. Borrowings from the founders at December 31, 2021 was $552,793.97. Of these amounts, the total due to Sylvain Morel (through a solely-owned company, Leromys Capital) as of December 31, 2021 was $440,037.57 and the total balance to Sebastien Robert was $112,756.4.

For the year ended December 31, 2021 interest expense related to the member debt totaled $55,279.40. Interest has been paid through June 31, 2021.

The company considers its principal owners, members of management, members of their immediate families, and entities under common control to be related parties.

The company intends to use the proceeds from this capital raise to scale up trading volume and does not intend to repay these loans or interest with the proceeds.

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SECURITIES BEING OFFERED

The company is offering Preferred Stock to investors in this offering. The Preferred Stock may be converted into the Common Stock of the company automatically upon the occurrence of certain events, like an Initial Public Offering. As such, under this Offering Statement, of which this Offering Circular is part, the company is qualifying up to 12,450,000 shares of Preferred Stock and up to 12,450,000 shares of Common Stock into which the Preferred Stock may convert.

The following description summarizes important terms of our capital stock in accordance with the Certificate of Incorporation. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation, as amended (the “Certificate of Incorporation”) and our Bylaws. For a complete description of our capital stock, you should refer to our Certificate of Incorporation and our Bylaws, which are filed as exhibits to the Offering Statement of which this Offering Circular forms a part, and applicable provisions of Delaware law.

Our authorized capital stock consists of 62,500,000 shares of Common Stock $0.0001 par value per share and 12,500,000 shares of Preferred Stock $0.0001 par value per share.

Preferred Stock

Voting Rights

The holders of the Preferred Stock are entitled to one vote for each share of Preferred Stock held at all meetings of stockholders (and written actions in lieu of meetings). Holders of Preferred Stock will generally vote together with the holders of Common Stock as a single class with Common Stockholders who will be entitled to five votes per share. Preferred stockholders will be entitled to notice of any stockholder meeting.

Dividend Rights

The company is under no obligation to declare or pay any dividends. The Board of Directors may declare dividends from time to time from available funds therefor. No class of shares shall enjoy any dividend payment preference.

Conversion Rights

Each share of the Preferred Stock will automatically convert into Common Stock upon either (a) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock (an “IPO”), (b) the Common Stock is listed for trading on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved the Board of Directors, or (c) the date and time, or the occurrence of an event, specified by vote or written consent of the majority of holders of the Common Stock in accordance with the Certificate of Incorporation. For the purpose of effecting the conversion of the Preferred Stock, the company will at all times while any share of Preferred Stock is outstanding, reserve and keep available out of its authorized but unissued capital stock, that number of its duly authorized shares of Common Stock as may from time to time be sufficient to effect the conversion of all outstanding Preferred Stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined in the company’s Certificate of Incorporation attached as Exhibit 2.1 to the Offering Statement), the holders of Preferred Stock shall be entitled to receive the original issue price per share, adjusted as set out in the Certificate of Incorporation, plus any declared and unpaid dividends thereon to the date fixed for such distribution, from the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock. Deemed Liquidation Events include a merger or consolidation in which the company or one of its affiliates is a constituent party or the sale of substantially all of the company’s assets. The funds and assets deemed paid or distributed to the holders of Preferred Stock upon any such merger, consolidation, sale, transfer or other disposition described in the Certificate of Incorporation will be the cash or the value of the property, rights or securities paid or distributed to such holders or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the company’s board of directors.

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Common Stock

The voting, dividend and liquidation rights of the holders of the Common Stock qualified by the rights, powers and privileges of the holders of the Preferred Stock.

Voting Rights

The holders of the Common Stock are entitled to five votes for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings) except as required by applicable law on amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such series of Preferred Stock are entitled, either separately or together with holders of one or more other such series, to vote thereon.

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PLAN OF DISTRIBUTION

We are offering a up to $49,800,000 in shares of our Preferred Stock. The offering is being conducted on a best-efforts basis without any minimum number of shares or amount of proceeds required to be sold. There is no minimum subscription amount required (other than a per investor minimum purchase of $300) to distribute funds to the company. All subscribers will be instructed by the company or its agents to transfer funds by wire or ACH, check, debit or credit card directly to the bank account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion.

The company intends to engage a broker-dealer after this offering has been qualified by the SEC. In the meantime, no shares will be offered in the states of Florida, Texas and North Dakota.

The company has engaged Manhattan Street Capital to perform the following administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services. Manhattan Street Capital will contract the services of a third party, FundAmerica, for the purpose of payment processing and storage of confidential investor data.

1. Accept investor data from potential investors on behalf of the company;

2. Reject investors that do not pass anti-money laundering (“AML”) or that do not provide the required information;

3. Process subscription agreements and reject investors that do not complete subscription agreements;

4. Reject investments from potential investors who do not meet requirements for permitted investment limits for investors pursuant to Regulation A, Tier 2;

5. Reject investments from potential investors with inconsistent, incorrect or otherwise flagged (e.g. for underage or AML reasons) subscriptions;

6. Oversee transmittal by FundAmerica of data to the company’s transfer agent in the form of book-entry data for maintaining the company’s responsibilities for managing investors (investor relationship management, aka “IRM”) and record keeping; and

7. Receive and transmit investor data to FundAmerica to store investor details and data confidentially and not disclose to any third party except as required by regulators, by law or in our performance under this Agreement (e.g. as needed for AML).

The company will pay FundAthena, Inc., DBA Manhattan Street Capital (“Manhattan Street Capital” or “MSC” as applicable) for its services in hosting the Offering of the shares on its online platform. Further, the company has entered into an Engagement Agreement with MSC effective 11/16/2020 (the “Engagement Agreement”) which includes consulting services and technology services. The company will pay MSC the following:

●	A project management retainer fee of $10,000 USD paid monthly in advance for a 9-month, and the same value of ten-year cashless exercise warrants priced at the lowest price at which securities will be sold in the Offering.

●	A listing fee of $5,000 USD per month while the offering is live for investment or reservations, and the same value of ten-year cashless exercise warrants priced at the lowest price at which securities were sold in the Offering.

●	A technology admin and service fee of $25.00 USD per investment in the offering, plus the same value of ten-year cashless exercise warrants priced at the lowest price at which securities were sold in the Offering.

●	AML fee of $5 per investor or $15 per Trust or Company

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All fees are due to MSC regardless of whether investors are rejected after AML checks or the success of the Offering.

Manhattan Street Capital does not directly solicit or communicate with investors with respect to offerings posted on its site, although it does advertise the existence of its platform, which may include identifying issuers listed on the platform. The Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the www.manhattanstreetcapital.com website.

Funds will be deposited in an account at Prime Trust. Payments are processed via FundAmerica and will be made immediately available to the company. A segregated escrow account will be utilized. If a subscription is rejected, funds will be returned to subscribers within thirty days of such rejection without deduction or interest. Upon acceptance by us of a subscription, a confirmation of such acceptance will be sent to the subscriber by the company. Manhattan Street Capital has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the Shares. Manhattan Street Capital is not participating as an underwriter and under no circumstance will it solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Manhattan Street Capital is not distributing any securities offering prospectuses or making any oral representations concerning the securities offering prospectus or the securities offering. Based upon Manhattan Street Capital’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this securities offering and no investor should rely on Manhattan Street Capital’s involvement in this offering as any basis for a belief that it has done extensive due diligence. Manhattan Street Capital does not expressly or impliedly affirm the completeness or accuracy of the Form 1-A and/or Offering Circular presented to investors by the company. All inquiries regarding this offering should be made directly to the company.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Preferred Stock in this Offering, you should complete the following steps:

1. Go to www.manhattanstreetcapital.com/rebrain-ai.

2. Click on the "Invest Now" button;

3. Complete the online investment form;

4. Deliver funds directly by check, wire, debit card, credit card (which may incur a processing fee of 3.75%), or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt;

5. Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor;

6. Once AML is verified, investors will electronically receive, review, execute and deliver to us a subscription agreement.

Upon confirmation that an investor’s funds have cleared, the company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

Each investor must represent in writing that he/she/it meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she/it is purchasing the Preferred Stock for his/her/its own account and (ii) he/she/it has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating without outside assistance the merits and risks of investing in the Preferred Stock, or he/she/it and his/her/its purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the Preferred Stock. Broker-dealers and other persons participating in the offering must make a reasonable inquiry in order to verify an investor’s suitability for an investment in the company. Transferees of the Preferred Stock will be required to meet the above suitability standards.

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In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of the Preferred Stock. Investor suitability standards in certain states may be higher than those described in Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the company is suitable for such persons. Different rules apply to accredited investors.

The Preferred Stock may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) is named on the list of “specially designated nationals” or “blocked persons” maintained by the U.S. Office of Foreign Assets Control (“OFAC”) at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time, (ii) an agency of the government of a Sanctioned Country, (iii) an organization controlled by a Sanctioned Country, or (iv) is a person residing in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. A “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time. Furthermore, the Preferred Stock may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) has more than fifteen percent (15%) of its assets in Sanctioned Countries or (ii) derives more than fifteen percent (15%) of its operating income from investments in, or transactions with, sanctioned persons or Sanctioned Countries.

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned by us to the investor, without interest or deductions.

Transfer Agent

The company has also engaged Colonial Stock Transfer, a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis. The company estimates the aggregate fee due for the above services to be approximately $5,000 annually.

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ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the Commission. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the Commission.

All these filings will be available on the Commission’s EDGAR filing system. You should read all the available information before investing.

32

Rebrain.ai Inc.

Consolidated Financial Statements (Unaudited)

As of June 30, 2021 and December 31, 2020 and for the periods ended June 30, 2021 and 2020

33

Rebrain.ai Inc.

Consolidated Balance Sheets

As of June 30, 2021 (unaudited) and December 31, 2020 (audited)

	June 30,	December 31,
	2021	2020
Assets

Current Assets:
Cash and cash equivalents	$477,938	$1,262,438
Receivable from broker	1,627,131	123
Accounts receivable	5,446	12
Prepaid expenses	32,562	90,427
Total current assets	2,143,077	1,353,000

Non-current assets:
Property and equipment,
net accumulated depreciation (2021 - $2,672, 2020 - $1,485)	8,312	8,479
Intangible assets - digital assets
(cost of 2021 - $73,988, 2020 - $19,971)	69,455	9,398
Total non-current assets	77,767	17,877

Total assets	$2,220,844	$1,370,877

Liabilities and Stockholders'/Members’ Equity

Current liabilities:
Tax payable	$358,353	$172,273
Due to members	-	-
Other liabilities	32,795	47,290
Total current liabilities	391,148	219,563

Non-current liabilities:
Notes payable to members	745,963	582,369
Total non-current liabilities	745,963	582,369

Total liabilities	1,137,111	801,932

Stockholders’/Members’ equity:
Preferred stock, $0.0001 par value, 12,500,000 shares authorized, 50,000 and 0 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively.	5	-
Common stock, $0.0001 par value, 62,500,000 shares authorized, 50,000,000 and 0 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively.	5,000	-
Additional paid-in capital	74,898	29,903

Retained earnings/(accumulated deficit)	1,005,563	539,597
Accumulated other comprehensive income/(loss)	(1,733)	(555)
Total stockholders’/members' equity	1,083,733	568,945

Total liabilities and stockholders’/members' equity	$2,220,844	$1,370,877

See accompanying notes to the consolidated financial statements, which are an integral part of these consolidated financial statements

1

Rebrain.ai Inc.

Consolidated Statements of Operations

For the Six Months Ended June 30, 2021 (unaudited) and June 30, 2020 (unaudited)

	2021	2020

Net trading gains	$1,123,865	$275,166

Expenses:
Professional fees	107,400	10
Other operating expense	301,981	59,864
Impairment loss on digital assets	-	-
Depreciation and amortization	1,192	-
Total expenses	410,573	59,874

Income from operations	713,292	215,292

Other Income/(Expense):
Interest expense	(62,781)	(48,021)

Income before tax provision	650,511	167,271

Tax Provision:
Tax expense	184,545	52,976

Net Income	465,966	114,295

Other Comprehensive Income/(Loss)
Gain/(loss) on foreign currency translation	(1,178)	1,127

Other Comprehensive Income	$464,788	$115,422

Weighted average shares used in computing net income per share of common stock	23,888,889	NA
Net income per share of common stock attributable to common stockholders	$0.02	NA

See accompanying notes to the consolidated financial statements, which are an integral part of these consolidated financial statements.

In the opinion of management all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

2

Rebrain.ai Inc.

Consolidated Statements of Changes in Stockholders'/Members’ Equity

For the Six Months Ended June 30, 2021 (unaudited) and June 30, 2020 (unaudited)

	Preferred Stock		Common Stock		Additional Paid-	Retained Earnings/		Total Stockholders’
	Shares	Amount	Shares	Amount	In Capital	(Accumulated Deficit)	Comprehensive Income/(Loss)	/Members’ Equity

Balance December 31, 2019	-	$-	-	$-	$29,903	$43,599	$(2,361)	$71,141
Net income	-	-	-	-	-	114,295	-	114,295
Other comprehensive income/(loss)	-	-	-	-	-	-	1,127	1,127
Balance June 30, 2020	-	$-	-	$-	$29,903	$157,894	$(1,234)	$186,563

Balance December 31, 2020	-	$-	-	$-	$29,903	$539,597	$(555)	$568,945
Net income	-	-	-	-	-	465,966	-	465,966
Other comprehensive income	-	-	-	-	-	-	(1,178)	(1,178)
Stock Issued	50,000	5	50,000,000	5,000	44,995	-	-	50,000
Balance June 30, 2021	50,000	$5	50,000,000	$5,000	$74,898	$1,005,563	$(1,733)	$1,083,733

See accompanying notes to the consolidated financial statements, which are an integral part of these consolidated financial statements

3

Rebrain.ai Inc.

Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2021 (unaudited) and June 30, 2020 (unaudited)

	2021	2020
Cash Flows from Operating Activities:
Net Income	$465,966	$114,295
Adjustments to reconcile net income to net cash
provided by (used in) operating activities
Depreciation	1,187	605
(Increase)/Decrease in Impairment loss on digital assets	(6,040)	5,326
Interest capitalized	62,781	48,021
Changes in operating assets and liabilities
(Increase)/Decrease in receivable from broker	(1,627,008)	(215,171)
Increase in accounts receivable	(5,434)	-
(Increase)/Decrease in prepaid expenses	57,865	(7,223)
Increase in income taxes payable	186,080	27,924
Increase/(decrease) in reimbursements payable to related parties	-	-
Increase in other liabilities	(14,495)	(10,260)

Net cash provided by (used in) operating activities	(879,098)	(36,482)

Cash Flows from Investing Activities:
Purchase of property and equipment	(1,019)	(7,086)
Purchase of intangible assets	(54,017)	(5,511)
Net cash used in investing activities	(55,036)	(12,597)

Cash Flows from Financing Activities:
Proceeds from related party loans	100,812	312
Proceeds from Preferred Stock	50,000	-
Net cash provided by financing activities	150,812	312

Foreign Currency Translation	(1,178)	1,127
Net increase (decrease) in cash and cash equivalents	(784,500)	(47,640)

Cash and cash equivalents, beginning of period	1,262,438	94,234

Cash and cash equivalents, end of period	$477,938	$46,594

Supplemental cash flow disclosure
Cash paid for income taxes, net	$-	$13,969
Cash paid for interest	$-	$-

See accompanying notes to the consolidated financial statements, which are an integral part of these consolidated financial statements

4

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of June 30, 2021 and December 31, 2020 and for the six-month periods ended June 30, 2021 and 2020

Note 1 — Organization and Business

Rebrain.ai Inc. (the “Company”), was organized as a Delaware Corporation on February 27, 2017. Rebrain.ai is an artificial intelligence-driven quantitative trading firm active in the digital asset markets.

The Company operates as a proprietary trading firm and trades digital assets for its own account in digital asset markets. The Company doesn’t have any clients and does not provide direct investment services.

As a financial technology company, the Company aims to improve financial markets through a scientific approach. Using our proprietary trading platform, we improve trade efficiency and create value from efficiencies for end investors. The Company provides simultaneous quotes for bid(buy) and ask(sell) prices for various digital assets using its technology.

The Company has two wholly owned subsidiaries:

1.	Rebrain.ai Investment Management, LLC, a Delaware LLC formed March 7th, 2017, is a California-based Registered Investment Adviser regulated by the National Futures Association (NFA). This Company is not currently active and has no assets under management. This investment management company was set up because the initial project was to manage hedge funds in stocks and futures markets before focusing only on a proprietary trading activity in the digital asset markets. In the future, the Company plans to develop this investment management activity.

2.	Rebrain.ai Labs is a technology and trading company founded in 2013 and incorporated in France (Lyon). This company was acquired by Rebrain.ai Inc. in Dec 2017. This company focuses on research & development. The primary purpose of our French subsidiary is to research, test and develop enhancements to our AI technology and engages in limited test trading only.

Note 2 — Summary of Significant Accounting Policies

Principles of Accounting: The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as detailed in the Financial Accounting Standards Boards’ (“FASB”) Accounting Standards Codification (“ASC” or “Codification). The Company has adopted the calendar year as its fiscal year.

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of Rebrain.AI, Inc. and its subsidiaries, Rebrain Investment Management, LLC and Rebrain.ai Labs. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates: The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates, and such differences could be material. The determination of the fair value of digital assets represents a significant estimate.

5

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of June 30, 2021 and December 31, 2020 and for the six-month periods ended June 30, 2021 and 2020

Note 2 — Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents: The Company considers all highly-liquid instruments with original maturities of three months or less to be cash equivalents. The Company maintains deposits with financial institutions in amounts that may exceed federally insured limits; however, the Company does not believe it is exposed to any significant credit risk. No amounts that exceed FDIC insured limits as of June 30, 2021 and as of December 31, 2020 were $930,456.

Receivable from Broker: The Company holds funds with a digital asset exchange, which are valued in US dollars. The balances receivable from the broker as of June, 2021 and December 31, 2020 were $1,627,131 and $123, respectively.

Intangible Assets – Digital Assets:

The Company owns digital assets consisting of Bitcoin. We have ownership of and control over our digital assets and may use third-party custodial services to secure it.

Under ASC 350, Intangibles – Goodwill and Other, the digital assets owned by the Company meet the definition of indefinite lived intangible assets because the digital assets lack physical substance and there is no inherent limit on their useful life. Accordingly, these digital assets are not subject to amortization. Instead, they must be tested for impairment annually and more frequently if events or circumstances change that indicate that it’s more likely than not that the asset is impaired. The Company reviews the carrying value of its digital assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

We determine the fair value of digital assets on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted prices on the active exchange(s) that we have determined is its principal market for digital assets (Level 3 inputs). We perform an analysis annually to identify whether events or changes in circumstances, principally decreases in the quoted prices on active trading platforms, indicate that it is more likely than not that our digital assets are impaired. In determining if an impairment has occurred, we consider the lowest market price quoted on the active exchange. If the then current carrying value of a digital asset exceeds the fair value so determined, an impairment loss has occurred with respect to those digital assets in the amount equal to the difference between their carrying values and the price determined.

Impairment losses are recognized in the consolidated statements of operations in the period in which the impairment is identified. The impaired digital assets are written down to their fair value at the time of impairment and this new cost basis will not be adjusted upward for any subsequent increase in fair value.

6

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of June 30, 2021 and December 31, 2020 and for the six-month periods ended June 30, 2021 and 2020

Note 2 — Summary of Significant Accounting Policies (Continued)

Property and Equipment: Property and equipment are stated at cost. Depreciation is provided utilizing straight-line over the estimated useful lives for owned assets, ranging from three to seven years.

	June 30,	December 31,
Property, Plant and Equipment	2021	2020

Furniture and Fixtures	$7,086	$7,086
Less: Accumulated Depreciation	(2,022)	(1,314)
Net Furniture and Fixtures	5,064	5,772

Equipment	3,898	2,878
Less: Accumulated Depreciation	(650)	(171)
Net Furniture and Fixtures	3,248	2,707

Net Property, Plant and Equipment	$8,312	$8,479

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.

The depreciation expense for the periods ended June 30, 2021 and December 31, 2020 were $2,672 and $1,485.

Net Trading Gains Net trading gains in the consolidated statements of operations are derived from the purchasing and selling of digital assets. The Company realizes gains or losses on its trading activities upon the execution of trades for the change in value from its cost basis to its selling price. The Company’s trading strategy is generally holding periods of five days or less.

Income Taxes: We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the consolidated financial statements and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

7

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of June 30, 2021 and December 31, 2020 and for the six-month periods ended June 30, 2021 and 2020

Note 2 — Summary of Significant Accounting Policies (continued)

We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We record uncertain tax positions on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

As of June 30, 2021 and 2020 the deferred tax assets were determined to be immaterial and no deferred tax asset or deferred tax liability was booked. The total income tax payable at June 30, 2021 and December 31, 2020 was $358,353 and $172,273, respectively.

The total tax expense for the six months ended June 30, 2021 and 2020 was $184,545 and $52,976, respectively. Note, the 2019 tax expense is included in the 2020 accounting period. The Company’s federal tax and California state tax rates of 21% and 8.84% provide for a combined effective tax rate of approximately 27.7%.

Earnings per Share: Basic net income (loss) per share of common stock attributable to common stockholders is calculated by dividing net income (loss) attributable to common stockholders by the weighted-average shares of common stock outstanding for the period. As of June 30, 2021 the EPS was $0.02. As of June 30, 2020 and the Company had no shares outstanding and therefore earnings per share is not presented in the consolidated statements of operations.

Translation of Foreign Currencies: Assets and liabilities denominated in foreign currencies are translated at the rate of exchange on the statement of consolidated balance sheet date. The Company and each subsidiary operate using the US Dollar as its functional currency for consolidated financial statement presentation.

Recent Accounting Pronouncements: The Company annually reviews recent accounting pronouncements not yet adopted.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its consolidated balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the impact on its consolidated financial statements.

8

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of June 30, 2021 and December 31, 2020 and for the six-month periods ended June 30, 2021 and 2020

Note 2 — Summary of Significant Accounting Policies (continued)

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) Disclosure Framework— Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which changes the fair value measurement disclosure requirements of ASC 820. As of this recent issuance, the following disclosure requirements were removed from Topic 820: (1) The amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy (2) The policy for timing of transfers between levels (3) The valuation processes for Level 3 fair value measurements and (4) For nonpublic entities, the changes in unrealized gains and losses for the period included in net income for recurring Level 3 fair value measurements held at the end of the reporting period. The following disclosure requirements were modified in Topic 820: (1) In lieu of a rollforward for Level 3 fair value measurements, a nonpublic entity is required to disclose transfers into and out of Level 3 of the fair value hierarchy and purchases and issues of Level 3 assets and liabilities (2) For investments in certain entities that calculate net asset value, an entity is required to disclose the timing of liquidation of an investee’s assets and the date when restrictions from redemption might lapse only if the investee has communicated the timing to the entity or announced the timing publicly and (3) The amendments clarify that the measurement uncertainty disclosure is to communicate information about the uncertainty in measurement as of the reporting date. The amendments in this update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted this update as of January 1, 2020 with no material impact on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

Note 3 – Fair Value Measurements

As described in Note 2, the Company recorded its digital assets the lower of cost or fair value at each reporting date. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company utilized valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs. Assets and liabilities recorded at fair value were categorized within the fair value hierarchy based upon the level of judgment associated with the inputs used to measure their value. Inputs are broadly defined as assumptions market participants would use in pricing an asset or liability. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

9

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of June 30, 2021 and December 31, 2020 and for the six-month periods ended June 30, 2021 and 2020

Note 3 – Fair Value Measurements (continued)

Level 1. Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2. Quoted prices for identical or similar assets or liabilities in markets that are less active, that is, markets in which there are few transactions for the asset or liability that are observable for substantially the full term.

Level 3. Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety, is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Cash and cash equivalents, receivables, prepaid expenses, other assets, accounts payable, tax payable, other liabilities, due to members, and notes payable to members approximate fair value and are therefore excluded from the leveling table. The cost basis is determined to approximate fair value due to the short-term duration of the financial instruments.

The Company’s digital asset holdings are valued using level 3 valuation inputs as of June 30, 2021 and 2020. The level 3 inputs used in the valuations are the active trading pricing on the reporting date as reported by active digital trading platforms.

A market is active if there are sufficient transactions on an ongoing basis to provide current pricing information for the asset or liability, pricing information is released publicly, and price quotations do not vary substantially either over time or among traders. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity.

The Company assessed the levels of the investments at each measurement date, and transfers between levels were recognized on the actual date of the event or change in circumstances that caused the transfer in accordance with the Company’s accounting policy regarding the recognition of transfers between levels of the fair value hierarchy. There were no transfers among Levels 1, 2, and 3 during the year ended June 30, 2021 and 2020.

The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, for example, the type of security, whether the security is new and not yet established in the marketplace, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for instruments categorized in

10

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of June 30, 2021 and December 31, 2020 and for the six-month periods ended June 30, 2021 and 2020

Note 3 – Fair Value Measurements (continued)

Level 3. The inputs or methodology used for valuing investments are not necessarily an indication of the risk associated with investing in those investments.

Note 4 – Financial Instruments with Off-Balance-Sheet Risk

The Company is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

Market Risk: Exposure to market risk is influenced by a number of factors, including the relationships between financial instruments, and the volatility and liquidity in the markets in which the financial instruments are traded. The Company attempts to control its exposure to market risk through various analytical monitoring techniques.

Credit Risk: Credit risk arises primarily from the potential inability of the clearing broker and financial institutions (the counterparties) to perform in accordance with the terms of a contract. The Company’s exposure to credit risk associated with counterparty nonperformance includes all capital and any gains held with uninsured counterparties, primarily the digital asset trading platform holding the Company’s assets throughout the year.

Concentration of Credit Risk: In the normal course of business, the Company maintains its cash balances in financial institutions, which at times may exceed federally insured limits. The Company is subject to credit risk to the extent any financial institution with which it conducts business is unable to fulfill contractual obligations on its behalf. The Company monitors the financial condition of such financial institutions and does not anticipate any losses from these counterparties.

At the end of 2020, funds were moved to cash as a matter of policy to verify the liquidity and authenticity of holdings held at third parties throughout the year.

Digital Assets: The Company holds and will continue to acquire and sell digital assets subject to volatile market prices, impairment, and unique risks of loss. The Company continuously updates and reviews its investment policy to maximize returns and to provide flexibility and diversify its holdings. The prices of digital assets have been in the past and may continue to be highly volatile, including as a result of various associated risks and uncertainties.

For example, the prevalence of such assets is a relatively recent trend, and their long-term adoption by investors, consumers and businesses is unpredictable. Moreover, their lack of a physical form, their reliance on technology for their creation, existence and transactional validation and their decentralization may subject their integrity to the threat of malicious attacks and technological obsolescence. Finally, the extent to which securities laws or other regulations apply or may apply in

11

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of June 30, 2021 and December 31, 2020 and for the six-month periods ended June 30, 2021 and 2020

Note 4 – Financial Instruments with Off-Balance-Sheet Risk (continued)

the future to such assets is unclear and may change in the future. If the Company holds digital assets and their values decrease the financial condition may be harmed.

Digital assets are currently considered indefinite-lived intangible assets under applicable accounting rules, meaning that any decrease in their fair values below our carrying values for such assets at any time subsequent to their acquisition will require us to recognize loss, whereas we may make no upward revisions for any market price increases until a sale, which may adversely affect our operating results. There is no guarantee that future changes in GAAP will not require us to change the way we account for digital assets held.

The Company reviews the carrying value of its digital assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Due to a change in market conditions, uncertainty and increased volatility among other factors, the Company records impairment on digital assets at year end. There are no recorded impairment of digital assets as of the periods ended on the statement of operations. Impairment losses are reflected within digital assets impairment in the accompanying consolidated statements of operations.

Derivative Contracts: In the normal course of business, the Company utilizes derivative contracts in connection with its proprietary trading activities. Investments in derivative contracts are subject to additional risks that can result in a loss of all or part of an investment. The Company’s derivative activities and exposure to derivative contracts are classified by the following primary underlying risks: interest rate, credit, foreign currency exchange rate, commodity price, and equity price. In addition to its primary underlying risks, the Company is also subject to additional counterparty risk due to inability of its counterparties to meet the terms of their contracts.

For some derivatives, the Company may be exposed to counterparty risk from the potential that a seller of an option does not sell or purchase the underlying asset as agreed under the terms of the contract. The maximum risk of loss from counterparty risk to the Company is the fair value of the contracts and the premiums paid to purchase the contract. In these instances, the Company considers the credit risk of the intermediary counterparty to its option transactions in evaluating potential credit risk.

Note 5 – Due to Members and Notes Payable to Members

Borrowings under member debt agreements at June 30, 2021 and December 31, 2020 are owed to the members of the Company total $745,963 and $582,369. Total balance due as of June 30, 2021 and December 31, 2020 was to Leromys Capital of $622,736 and $566,851 and Sebastien Robert of $123,227 and $15,518, each respectively. Leromys Capital is solely owned by Sylvain Morel.

12

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of June 30, 2021 and December 31, 2020 and for the six-month periods ended June 30, 2021 and 2020

Note 5 – Due to Members and Notes Payable to Members (continued)

For the six months ended June 30, 2021 and 2020, interest expense related to the member debt totaled, $62,781 and $48,021, respectively. Payment of the debt agreements begin in 2021 and are interest only at a 20% rate, payable quarterly. The principal balances of the loans are repayable within 30 days of the member providing the Company with written notice of demand. The Company considers its principal owners, members of management, members of their immediate families, and entities under common control to be related parties.

Note 6 – Stockholders’/Members’ Equity

Common stock in the amount of 50 Million shares have been issued, 25 Million each to Sebastien Robert and Sylvain Morel. Also, 50,000 shares of Class A preferred stock has been issued to Rod Turner during 2021 at $1.00 per share. The Company was a non-stock corporation as of December 31, 2020. The Company has two members, both of which are on the Company’s board of directors and fully control the operating decisions of the Company.

On April 5th, 2021 the Company converted from a non-stock corporation to a stock corporation. The Company shall henceforth be a stock corporation with authority to issue 62,500,000 shares of common stock, $0.0001 par value (“Common Stock”) and 12,500,000 shares of preferred stock, $0.0001 par value (“Preferred Stock”). Common stock in the amount of 50 Million shares have been issued, 25 Million each to Sebastien Robert and Sylvain Morel. Also, 50,000 shares of Class A preferred stock has been issued to Rod Turner during 2021 at $1.00 per share.

•	Common Stock - The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock. Common Stockholders are entitled to 5 votes per share.

•	Preferred Stock - The Preferred Stock authorized by this certificate of incorporation may be issued from time to time in one or more series by the Board of Directors. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any series of Preferred Stock, and the number of shares constituting any such series and the designation thereof as may be permitted by the Delaware General Corporation Law. The Board of Directors is also expressly authorized to increase or decrease the number of authorized shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. Holders of Preferred Stock are entitled to one vote per share, are entitled to a liquidation preference equal to the original purchase price of the Preferred Stock and subject to protections for dilution events and stock splits, and certain other provisions. The Preferred Stock are subject to automatic conversion upon an initial public offering, listing on a public exchange, or upon vote of the holders of Common Stock.

Note 7 – Off-Balance Sheet Risk

The purchase and sale of digital asset derivatives requires margin deposits with a third-party digital asset exchange equal to a certain percentage of the contract amount. Subsequent payments (variation margin) are made or received by the Company each day, depending on the daily fluctuations in the value of the contract. The Company recognizes a gain or loss equal to the daily variation margin.

A customer's cash and other equity deposited with a third-party brokerage are considered commingled with all other customer funds. In the event of broker insolvency, recovery may be limited to the Company’s pro rata share of segregated customer funds available. It is possible that the recovery amount could be less than the total of cash and other equity deposited.

Note 8 – Indemnifications

In the normal course of business, the Company entered into contracts and agreements that contain a variety of representations and warranties that provide indemnifications under certain circumstances. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. Management expects the risk of any future obligations under these indemnifications to be remote.

Note 9 – Commitment and Contingencies

In connection with a consulting agreement entered into during 2020, the Company agreed to issue to a consultant $90,000 of cashless exercise warrants in exchange for future services to be performed and exercisable into the number of shares determined by the pricing of the shares in the Company’s Regulation A offering, expected to commence in 2021. The Company expects to recognize the fair value of the warrants in 2021 upon performance of the services and issuance of the warrants.

13

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of June 30, 2021 and December 31, 2020 and for the six-month periods ended June 30, 2021 and 2020

Note 9 – Commitment and Contingencies (continued)

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

Note 10 – Subsequent Events

Subsequent events have been evaluated through December 13th, 2021 which is the date the accompanying consolidated financial statements were available to be issued, noting none.

14

Rebrain.ai Inc.

Consolidated Financial Statements and Independent Auditor’s Report

As of December 31, 2020 and 2019 and for the years then ended

To the Board of Directors of

Rebrain.ai, Inc.

Coronado, California

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying consolidated financial statements of Rebrain.ai, Inc. and subsidiaries (the “Company”) which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the results of its consolidated operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

August 4, 2021

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Rebrain.ai Inc.

Consolidated Balance Sheets

As of December 31, 2020 and 2019

	2020	2019
Assets

Current Assets:
Cash and cash equivalents	$1,262,438	$94,234
Receivable from broker	123	497,212
Accounts receivable	12	-
Prepaid expenses	90,427	-
Total current assets	1,353,000	591,446

Non-current assets:
Property and equipment, net accumulated depreciation (2020 - $1,485)	8,479	-
Intangible assets - digital assets (cost of 2019 - $13,845, 2020 - $19,971)	9,398	3,321
Total non-current assets	17,877	3,321

Total assets	$1,370,877	$594,767

Liabilities and Members' Equity

Current liabilities:
Tax payable	$172,273	$13,969
Due to members	-	17,474
Other liabilities	47,290	6,357
Total current liabilities	219,563	37,800

Non-current liabilities:
Notes payable to members	582,369	485,826
Total non-current liabilities	582,369	485,826

Total liabilities	801,932	523,626

Members' Equity:
Additional paid-in capital	29,903	29,903
Retained earnings/(accumulated deficit)	539,597	43,599
Accumulated other comprehensive income/(loss)	(555)	(2,361)
Total members' equity	568,945	71,141

Total liabilities and members' equity	$1,370,877	$594,767

See Independent Auditor's Report and accompanying notes to the consolidated financial statements, which are an integral part of these consolidated financial statements

Rebrain.ai Inc.

Consolidated Statements of Operations

For the years ended December 31,

	2020	2019
Net trading gains	$1,009,624	$210,845

Expenses:
Professional fees	38,211	31,826
Other operating expense	188,195	69,071
Impairment loss on digital assets	50	10,524
Depreciation and amortization	1,485	-
Total expenses	227,941	111,421

Income from operations	781,683	99,424

Other Income/(Expense):
Interest expense	(96,042)	(28,418)

Income before tax provision	685,641	71,006

Tax Provision:
Tax expense	189,643	19,677

Net Income	495,998	51,329

Other Comprehensive Income/(Loss)
Gain/(loss) on foreign currency translation	1,806	(2,361)

Other Comprehensive Income	$497,804	$48,968

See Independent Auditor's Report and accompanying notes to the consolidated financial statements, which are an integral part of these consolidated financial statements

Rebrain.ai Inc.

Consolidated Statements of Changes in Members' Equity

For the years ended December 31, 2020 and 2019

					Accumulated Other
	Common Stock		Additional Paid-	Retained Earnings/	Comprehensive	Total
	Shares	Amount	In Capital	(Accumulated Deficit)	Income/(Loss)	Members' Equity
Balance December 31, 2018	-	$-	$29,903	$(7,730)	$-	$22,173
Net income	-	-	-	51,329	-	51,329
Other comprehensive income/(loss)	-	-	-	-	(2,361)	(2,361)

Balance December 31, 2019	-	-	29,903	43,599	(2,361)	71,141
Net income	-	-	-	495,998	-	495,998
Other comprehensive income	-	-	-	-	1,806	1,806

Balance December 31, 2020	-	$-	$29,903	$539,597	$(555)	$568,945

See Independent Auditor's Report and accompanying notes to the consolidated financial statements, which are an integral part of these consolidated financial statements

Rebrain.ai Inc.

Consolidated Statements of Cash Flows

For the years ending December 31,

	2020	2019
Cash Flows from Operating Activities:
Net Income	$497,804	$48,968
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	1,485	-
Impairment loss on digital assets	50	10,524
Interest capitalized	96,042	28,418
Changes in operating assets and liabilities
(Increase)/Decrease in receivable from broker	497,088	(305,326)
Increase in accounts receivable	(12)	-
Increase in prepaid expenses	(90,427)	-
Increase in income taxes payable	158,304	10,699
Increase/(decrease) in reimbursements payable to related parties	(17,474)	12,651
Increase in other liabilities	40,933	6,357

Net cash provided by (used in) operating activities	1,183,793	(187,709)

Cash Flows from Investing Activities:
Purchase of property and equipment	(9,964)	-
Purchase of intangible assets	(6,126)	(13,845)
Net cash used in investing activities	(16,090)	(13,845)

Cash Flows from Financing Activities:
Proceeds from related party loans	501	173,223

Net cash provided by financing activities	501	173,223

Net increase (decrease) in cash and cash equivalents	1,168,204	(28,331)

Cash and cash equivalents, beginning of period	94,234	122,565

Cash and cash equivalents, end of period	$1,262,438	$94,234

Supplemental cash flow disclosure
Cash paid for income taxes, net	$33,437	$10,397
Cash paid for interest	$-	$-

See Independent Auditor's Report and accompanying notes to the consolidated financial statements, which are an integral part of these consolidated financial statements

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of December 31, 2020 and 2019 and for the years then ended

Note 1 — Organization and Business

Rebrain.ai Inc. (the “Company”), was organized as a Delaware Corporation on February 27, 2017. Rebrain.ai is an artificial intelligence-driven quantitative trading firm active in the digital asset markets.

The Company operates as a proprietary trading firm and trades digital assets for its own account in digital asset markets. The Company doesn’t have any clients and does not provide direct investment services.

As a financial technology company, the Company aims to profit in financial markets through a scientific approach. Using our proprietary trading platform, we aim to improve trade efficiency and to create value for end investors. The Company simultaneously provides quotes for bid(buy) and ask(sell) prices for Bitcoin using its technology.

The Company has two wholly owned subsidiaries:

1.	Rebrain.ai Investment Management, LLC, a Delaware LLC formed March 7th, 2017, is a California-based Registered Investment Adviser regulated by the National Futures Association (NFA). This Company is not currently active and has no assets under management. This investment management company was set up because the initial project was to manage hedge funds in stocks and futures markets before focusing only on a proprietary trading activity in the digital asset markets. In the future, the Company plans to develop this investment management activity.
2.	Rebrain.ai Labs is a technology and trading company founded in 2013 and incorporated in France (Lyon). This company was acquired by Rebrain.ai Inc. in Dec 2017. This company focuses on research & development. The primary purpose of our French subsidiary is to research, test and develop enhancements to our AI technology and engages in limited test trading only.

Note 2 — Summary of Significant Accounting Policies

Principles of Accounting: The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as detailed in the Financial Accounting Standards Boards’ (“FASB”) Accounting Standards Codification (“ASC” or “Codification). The Company has adopted the calendar year as its fiscal year.

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of Rebrain.AI, Inc. and its subsidiaries, Rebrain Investment Management, LLC and Rebrain.ai Labs. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates: The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates, and such differences could be material. The determination of the fair value of digital assets represents a significant estimate.

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of December 31, 2020 and 2019 and for the years then ended

Note 2 — Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents: The Company considers all highly-liquid instruments with original maturities of three months or less to be cash equivalents. The Company maintains deposits with financial institutions in amounts that generally exceed federally insured limits; however, the Company does not believe it is exposed to any significant credit risk. The amounts that exceed FDIC insured limits as of December 31, 2020 and 2019 were $930,456 and $0, respectively.

Receivable from Broker: The Company holds funds with a digital asset trading platform, which are valued in US dollars. The balances receivable from the broker as of December 31, 2020 and 2019 were $123 and $497,212, respectively.

Intangible Assets – Digital Assets:

The Company owns digital assets consisting of digital assets. We have ownership of and control over our digital assets and may use third-party custodial services to secure it.

Under ASC 350, Intangibles – Goodwill and Other, the digital assets owned by the Company meet the definition of indefinite lived intangible assets because the digital assets lack physical substance and there is no inherent limit on their useful life. Accordingly, these digital assets are not subject to amortization. Instead, they must be tested for impairment annually and more frequently if events or circumstances change that indicate that it’s more likely than not that the asset is impaired. The Company reviews the carrying value of its digital assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

We determine the fair value of digital assets on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted prices on the active exchange(s) that we have determined is its principal market for digital assets (Level 3 inputs). We perform an analysis annually to identify whether events or changes in circumstances, principally decreases in the quoted prices on active exchanges, indicate that it is more likely than not that our digital assets are impaired. In determining if an impairment has occurred, we consider the lowest market price quoted on the active exchange. If the then current carrying value of a digital asset exceeds the fair value so determined, an impairment loss has occurred with respect to those digital assets in the amount equal to the difference between their carrying values and the price determined.

Impairment losses are recognized in the consolidated statements of operations in the period in which the impairment is identified. The impaired digital assets are written down to their fair value at the time of impairment and this new cost basis will not be adjusted upward for any subsequent increase in fair value.

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of December 31, 2020 and 2019 and for the years then ended

Note 2 — Summary of Significant Accounting Policies (Continued)

Property and Equipment: Property and equipment are stated at cost. Depreciation is provided utilizing straight-line over the estimated useful lives for owned assets, ranging from three to seven years.

Property, Plant and Equipment	2020	2019
Furniture and Fixtures	$7,086	$-
Less: Accumulated Depreciation	(1,314)	-
Net Furniture and Fixtures	5,772	-

Equipment	2,878	-
Less: Accumulated Depreciation	(171)	-
Net Furniture and Fixtures	2,707

Net Property, Plant and Equipment	$8,479	$-

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.

The depreciation expense for the years ended December 31, 2020 and 2019 were $1,485 and $0.

Net Trading Gains: Net trading gains on the consolidated statements of operations are derived from the purchasing and selling of digital assets. The Company realizes gains or losses on its trading activities upon the execution of trades for the change in value from its cost basis to its selling price. The Company’s trading strategy is generally holding periods of five days or less.

Income Taxes: We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the consolidated financial statements and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of December 31, 2020 and 2019 and for the years then ended

Note 2 — Summary of Significant Accounting Policies (continued)

We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We record uncertain tax positions on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

As of December 31, 2020 and 2019 the deferred tax assets were determined to be immaterial and no deferred tax asset or deferred tax liability was booked. The total income tax payable at December 31, 2020 and 2019 was $172,273 and $13,369, respectively.

The total tax expense for the years ended December 31, 2020 and 2019 was $189,643 and $19,677, respectively. The Company’s federal tax and California state tax rates of 21% and 8.84% provide for a combined effective tax rate of approximately 27.7%.

Earnings per Share: Basic net income (loss) per share of common stock attributable to common stockholders is calculated by dividing net income (loss) attributable to common stockholders by the weighted-average shares of common stock outstanding for the period. As of December 31, 2020 and 2019 the Company had no shares outstanding and therefore earnings per share is not presented in the consolidated statements of operations.

Translation of Foreign Currencies: Assets and liabilities denominated in foreign currencies are translated at the rate of exchange on the statement of consolidated balance sheet date. The Company and each subsidiary operate using the US Dollar as its functional currency for consolidated financial statement presentation.

Recent Accounting Pronouncements: The Company annually reviews recent accounting pronouncements not yet adopted.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its consolidated balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the impact on its consolidated financial statements.

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of December 31, 2020 and 2019 and for the years then ended

Note 2 — Summary of Significant Accounting Policies (continued)

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) Disclosure Framework— Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which changes the fair value measurement disclosure requirements of ASC 820. As of this recent issuance, the following disclosure requirements were removed from Topic 820: (1) The amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy (2) The policy for timing of transfers between levels (3) The valuation processes for Level 3 fair value measurements and (4) For nonpublic entities, the changes in unrealized gains and losses for the period included in net income for recurring Level 3 fair value measurements held at the end of the reporting period. The following disclosure requirements were modified in Topic 820: (1) In lieu of a rollforward for Level 3 fair value measurements, a nonpublic entity is required to disclose transfers into and out of Level 3 of the fair value hierarchy and purchases and issues of Level 3 assets and liabilities (2) For investments in certain entities that calculate net asset value, an entity is required to disclose the timing of liquidation of an investee’s assets and the date when restrictions from redemption might lapse only if the investee has communicated the timing to the entity or announced the timing publicly and (3) The amendments clarify that the measurement uncertainty disclosure is to communicate information about the uncertainty in measurement as of the reporting date. The amendments in this update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted this update as of January 1, 2020 with no material impact on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

Note 3 – Fair Value Measurements

As described in Note 2, the Company recorded its digital assets the lower of cost or fair value at each reporting date. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company utilized valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs. Assets and liabilities recorded at fair value were categorized within the fair value hierarchy based upon the level of judgment associated with the inputs used to measure their value. Inputs are broadly defined as assumptions market participants would use in pricing an asset or liability. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1. Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of December 31, 2020 and 2019 and for the years then ended

Note 3 – Fair Value Measurements (continued)

Level 2. Quoted prices for identical or similar assets or liabilities in markets that are less active, that is, markets in which there are few transactions for the asset or liability that are observable for substantially the full term.

Level 3. Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety, is determined based on the lowest level input that is significant to the fair value measurement in its entirety. Cash and cash equivalents, receivables, prepaid expenses, other assets, accounts payable, tax payable, other liabilities, due to members, and notes payable to members approximate fair value and are therefore excluded from the leveling table. The cost basis is determined to approximate fair value due to the short-term duration of the financial instruments.

The Company’s digital asset holdings are valued using level 3 valuation inputs as of December 31, 2020 and 2019. The level 3 inputs used in the valuations are the active trading pricing on the reporting date as reported by active digital asset trading platform.

A market is active if there are sufficient transactions on an ongoing basis to provide current pricing information for the asset or liability, pricing information is released publicly, and price quotations do not vary substantially either over time or among traders. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity.

The Company assessed the levels of the investments at each measurement date, and transfers between levels were recognized on the actual date of the event or change in circumstances that caused the transfer in accordance with the Company’s accounting policy regarding the recognition of transfers between levels of the fair value hierarchy. There were no transfers among Levels 1, 2, and 3 during the year ended December 31, 2020 and 2019.

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of December 31, 2020 and 2019 and for the years then ended

Note 3 – Fair Value Measurements (continued)

The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, for example, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3. The inputs or methodology used for valuing investments are not necessarily an indication of the risk associated with investing in those investments.

Note 4 – Financial Instruments with Off-Balance-Sheet Risk

The Company is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

Market Risk: Exposure to market risk is influenced by a number of factors, including the relationships between financial instruments, and the volatility and liquidity in the markets in which the financial instruments are traded. The Company attempts to control its exposure to market risk through various analytical monitoring techniques.

Credit Risk: Credit risk arises primarily from the potential inability of the clearing broker and financial institutions (the counterparties) to perform in accordance with the terms of a contract. The Company’s exposure to credit risk associated with counterparty nonperformance includes all capital and any gains held with uninsured counterparties, primarily the digital asset exchange holding the Company’s assets throughout the year.

Concentration of Credit Risk: In the normal course of business, the Company maintains its cash balances in financial institutions, which at times may exceed federally insured limits. The Company is subject to credit risk to the extent any financial institution with which it conducts business is unable to fulfill contractual obligations on its behalf. The Company monitors the financial condition of such financial institutions and does not anticipate any losses from these counterparties.

At the end of 2020, funds were moved to cash as a matter of policy to verify the liquidity and authenticity of holdings held at third parties throughout the year.

Digital Assets: The Company holds and will continue to acquire and sell digital assets subject to volatile market prices, impairment, and unique risks of loss. The Company continuously updates and reviews its investment policy to maximize returns and to provide flexibility and diversify its holdings. The prices of digital assets have been in the past and may continue to be highly volatile, including as a result of various associated risks and uncertainties.

For example, the prevalence of such assets is a relatively recent trend, and their long-term adoption by investors, consumers and businesses is unpredictable. Moreover, their lack of a physical form, their reliance on technology for their creation, existence and transactional validation and their decentralization may subject their integrity to the threat of malicious attacks and technological obsolescence. Finally, the extent to which securities laws or other regulations apply or may apply in the future to such assets is unclear and may change in the future. If the Company holds digital assets and their values decrease the financial condition may be harmed.

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of December 31, 2020 and 2019 and for the years then ended

Note 4 – Financial Instruments with Off-Balance-Sheet Risk (continued)

Digital assets are currently considered indefinite-lived intangible assets under applicable accounting rules, meaning that any decrease in their fair values below our carrying values for such assets at any time subsequent to their acquisition will require us to recognize loss, whereas we may make no upward revisions for any market price increases until a sale, which may adversely affect our operating results. There is no guarantee that future changes in GAAP will not require us to change the way we account for digital assets held.

The Company reviews the carrying value of its digital assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Due to a change in market conditions, uncertainty and increased volatility among other factors, the Company recorded impairment on digital assets of $50 and $10,524 as of December 31, 2020 and 2019, respectively. Impairment losses are reflected within digital assets impairment in the accompanying consolidated statements of operations.

Derivative Contracts: In the normal course of business, the Company utilizes derivative contracts in connection with its proprietary trading activities. Investments in derivative contracts are subject to additional risks that can result in a loss of all or part of an investment. The Company’s derivative activities and exposure to derivative contracts are classified by the following primary underlying risks: interest rate, credit, foreign currency exchange rate, commodity price, and equity price. In addition to its primary underlying risks, the Company is also subject to additional counterparty risk due to inability of its counterparties to meet the terms of their contracts.

For some derivatives, the Company may be exposed to counterparty risk from the potential that a seller of an option does not sell or purchase the underlying asset as agreed under the terms of the contract. The maximum risk of loss from counterparty risk to the Company is the fair value of the contracts and the premiums paid to purchase the contract. In these instances, the Company considers the credit risk of the intermediary counterparty to its option transactions in evaluating potential credit risk.

Note 5 – Due to Members and Notes Payable to Members

Due to members balances at December 31, 2020 and 2019 were $0 and $17,474, respectively. The balances bear no interest and were considered repayable on demand.

Borrowings under member debt agreements at December 31, 2020 and 2019 are owed to the members of the Company total $582,369 and $485,826. Total balance due as of December 31, 2020 and 2019 was Leromys Capital of $566,851 and $472,894 and Sebastien Robert of $15,518 and $12,932, each respectively. Leromys Capital is solely owned by Sylvain Morel. The loans bore interest at 10% for the year ended December 31, 2019 and at 20% for the year ended December 31, 2020.

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of December 31, 2020 and 2019 and for the years then ended

Note 5 – Due to Members and Notes Payable to Members (continued)

For the years ended December 31, 2020 and 2019, interest expense related to the member debt totaled, $96,042 and $28,418, respectively. Payment of the debt agreements begin in 2021 and are interest only at a 20% rate, payable quarterly. The entire loans are repayable within 30 days of the member providing the Company with written notice of demand. The Company considers its principal owners, members of management, members of their immediate families, and entities under common control to be related parties.

Note 6 – Members’ Equity

The Company is a non-stock corporation as of December 31, 2020 and 2019. The Company has two members, both of which are on the Company’s board of directors and fully control the operating decisions of the Company. Refer to Note 10 for changes to the Company’s capital structure in 2021.

Note 7 – Off-Balance Sheet Risk

The purchase and sale of digital asset derivatives requires margin deposits with a third-party digital asset exchange equal to a certain percentage of the contract amount. Subsequent payments (variation margin) are made or received by the Company each day, depending on the daily fluctuations in the value of the contract. The Company recognizes a gain or loss equal to the daily variation margin.

A customer's cash and other equity deposited with a third-party brokerage are considered commingled with all other customer funds. In the event of broker insolvency, recovery may be limited to the Company’s pro rata share of segregated customer funds available. It is possible that the recovery amount could be less than the total of cash and other equity deposited.

Note 8 – Indemnifications

In the normal course of business, the Company entered into contracts and agreements that contain a variety of representations and warranties that provide indemnifications under certain circumstances. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. Management expects the risk of any future obligations under these indemnifications to be remote.

Note 9 – Commitment and Contingencies

In connection with a consulting agreement entered into during 2020, the Company agreed to issue to a consultant $90,000 of cashless exercise warrants in exchange for future services to be performed and exercisable into the number of shares determined by the pricing of the shares in the Company’s Regulation A offering, expected to commence in 2021. The Company expects to recognize the fair value of the warrants in 2021 upon performance of the services and issuance of the warrants.

Rebrain.ai Inc.

Notes to Consolidated Financial Statements

As of December 31, 2020 and 2019 and for the years then ended

Note 9 – Commitment and Contingencies (continued)

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

Note 10 – Subsequent Events

The Company has evaluated subsequent events for potential recognition and/or disclosure through August 5, 2021, the date the consolidated financial statements were available to be issued and noted the following:

On April 5th, 2021 the Company converted from a non-stock corporation to a stock corporation. The Company shall henceforth be a stock corporation with authority to issue 62,500,000 shares of common stock, $0.0001 par value (“Common Stock”) and 12,500,000 shares of preferred stock, $0.0001 par value (“Preferred Stock”). Common stock in the amount of 50 million shares have been issued, 25 million each to Sebastien Robert and Sylvain Morel. Also, 50,000 shares of Class A preferred stock has been issued to Rod Turner during 2021 at $1.00 per share.

•	Common Stock - The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock. Common Stock holders are entitled to 5 votes per share.
•	Preferred Stock - The Preferred Stock authorized by this certificate of incorporation may be issued from time to time in one or more series by the Board of Directors. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any series of Preferred Stock, and the number of shares constituting any such series and the designation thereof as may be permitted by the Delaware General Corporation Law. The Board of Directors is also expressly authorized to increase or decrease the number of authorized shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. Holders of Preferred Stock are entitled to one vote per share, are entitled to a liquidation preference equal to the original purchase price of the Preferred Stock and subject to protections for dilution events and stock splits, and certain other provisions. The Preferred Stock are subject to automatic conversion upon an initial public offering, listing on a public exchange, or upon vote of the holders of Common Stock.

On December 31, 2020, the Company withdrew $1,030,779 from Kraken and on January 1, 2021, the Company deposited $1,011,896 with the Kraken platform. This movement of cash is an internal process that we use at year end to simplify the Company’s consolidated financial statements and verify the liquidity and authenticity of holdings held at third parties throughout the year. The funds held at Kraken are not insured bank deposits. However, Kraken is regulated by FinCEN in the US (registration number 31000176593851) and became a licensed bank in September 2020 to provide deposit-taking, custody and fiduciary services for digital assets. Kraken Bank is regulated by the Wyoming Division of Banking. Kraken client funds are held directly by clients in their own bank accounts at their partner banks. The Company considers all highly-liquid instruments with original maturities of three months or less to be cash equivalents. Through its relationship with Silvergate Bank, the Company can withdraw fund from Kraken to its bank account as it did on December 31, 2020.

PART III

INDEX TO EXHIBITS

2.1	Certificate of Incorporation, as amended*
2.2	Bylaws*
4	Form of Subscription Agreement
6.1	Stockholder Loan Agreements between Rebrain.ai Inc. and Leromys Capital, as amended*
6.2	Stockholder Loan Agreements between Rebrain.ai Inc. and Sebastien Robert, as amended*
8.1	Form of Escrow Agreement*
11	Auditor Consent
12	Opinion of CrowdCheck Law LLP

* Previously filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Coronado, State of California, on March 18, 2022.

REBRAIN.AI INC.

/s/ Sylvain Morel

By Sylvain Morel
CEO

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Sylvain Morel
Sylvain Morel, Chief Executive Officer and Director
Date: March 18, 2022

/s/ Sebastien Robert

Sebastien Robert, President, Director, Chief Financial Officer and Principal Accounting Officer

Date: March 18, 2022